UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

HELIX ENERGY SOLUTIONS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 6, 2021

Dear Shareholder:

You are cordially invited to join us for our 2021 Annual Meeting of Shareholders to be held on Wednesday, May 19, 2021 at 8:30 a.m. As part of our concern regarding the health and safety of our shareholders, directors, officers, employees, meeting attendees and the general public in light of the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting format, held via live audio webcast. We have endeavored to make your experience as a shareholder as comparable as possible to that of an in-person meeting.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the Annual Meeting, including the election of two directors, the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the 2021 fiscal year, and the approval on a non-binding advisory basis of the 2020 compensation of our named executive officers.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe that this election enables us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.

Whether you own a few or many shares of our stock, it is important that your shares be represented. Regardless of whether you plan to attend the virtual Annual Meeting, please take a moment to vote your proxy over the Internet, by telephone, or if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.

The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to your attendance at the virtual Annual Meeting.

Sincerely,

Owen Kratz

President and Chief Executive Officer

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 19, 2021

The Helix Energy Solutions Group, Inc. 2021 Proxy Statement and Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2020 are available electronically at

www.HelixESG.com/annualmeeting

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF 2021 ANNUAL MEETING

OF SHAREHOLDERS

DATE:	Wednesday, May 19, 2021

TIME:	8:30 a.m. Central Daylight Time (Houston Time)

PLACE:	The 2021 Annual Meeting will be held as a “virtual” meeting instead of a physical meeting. To register for the Annual Meeting, please follow the instructions below:

●   Visit register.proxypush.com/hlx on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible.

●   As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of your proxy card.

●   After registering, you will receive a confirmation email. Approximately one hour prior to the start of the Annual Meeting, an email will be sent to the email address you provided during registration with a unique link to the virtual Annual Meeting.

ITEMS OF BUSINESS:	1. To elect two Class II directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2024 or, if at a later date, until their successors are duly elected and qualified.
2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.
3. To approve, on a non-binding advisory basis, the 2020 compensation of our named executive officers.
4. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of record of our common stock at the close of business on March 22, 2021.

VOTING BY PROXY:	Please vote your proxy as soon as possible, even if you plan to attend the virtual Annual Meeting. Shareholders of record can vote by one of the following methods:

1. CALL 866.883.3382 to vote by telephone any time up to 12:00 noon Central Daylight Time on May 18, 2021; OR
2. GO TO THE WEBSITE www.proxypush.com/hlx to vote over the Internet any time up to 12:00 noon Central Daylight Time on May 18, 2021; OR

3.  IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2021:	The proxy statement and Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2020 are also available at www.HelixESG.com/annualmeeting.

By Order of the Board of Directors,

Kenneth E. Neikirk
Senior Vice President, General Counsel and Corporate Secretary
Houston, Texas
April 6, 2021
YOUR VOTE IS IMPORTANT

(i)

HELIX ENERGY SOLUTIONS GROUP, INC.

3505 West Sam Houston Parkway North, Suite 400

Houston, Texas 77043

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2021

The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation (referred to herein as “Helix,” the “Company,” “we,” “us” or “our”), is soliciting your proxy to vote at our 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on Wednesday, May 19, 2021. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.

As part of our concern regarding the health and safety of our shareholders, directors, officers, employees, meeting attendees and the general public in light of the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting format, held via live audio webcast.

Helix’s Board of Directors (the “Board”) has set March 22, 2021 as the record date for the Annual Meeting. There were 150,714,706 shares of Helix common stock outstanding on the record date.

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2020 Annual Report to Shareholders available to our shareholders electronically via the Internet. On or about April 6, 2021, we intend to mail to our shareholders a Notice of Availability of Proxy Materials (the “Notice”). The Notice contains instructions on how to vote online, by telephone or, in the alternative, how to request a paper copy of the proxy materials and proxy card. By providing the Notice and access to our proxy materials via the Internet, we are lowering the costs and reducing the environmental impact of the Annual Meeting.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 1

GENERAL INFORMATION

1.	Why am I receiving these materials?

We are providing these proxy materials to you in connection with the Annual Meeting, to be held via a virtual meeting format on Wednesday, May 19, 2021 at 8:30 a.m., and all reconvened meetings after adjournments thereof. As a shareholder of Helix, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

2.	What proposals will be voted on at the Annual Meeting?

Three matters are currently scheduled to be voted on at the Annual Meeting.

1.

First is the election of two Class II directors to the Board, to serve a three-year term expiring at the Annual Meeting of Shareholders in 2024 or, if at a later date, until their successors are duly elected and qualified.

2.

Second is the ratification of the selection by the Board’s Audit Committee of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (subject to the ongoing discretionary authority of the Audit Committee to direct the appointment of a new independent registered public accounting firm should the Audit Committee believe such is in the best interest of Helix and its shareholders).

3.	Third is the approval, on a non-binding advisory basis, of the 2020 compensation of our named executive officers.

Although we do not expect any other items of business, we also will consider other business that properly comes before the Annual Meeting or any adjournment thereof in accordance with Minnesota law and our By-laws. The Chairman of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the Board from the floor of the Annual Meeting if the proposal or nomination was not properly submitted.

3.	Who may vote at the Annual Meeting?

The Board has set March 22, 2021 as the record date for the Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 22, 2021 may vote their shares on the matters to be acted upon at the Annual Meeting. Shareholders who, as of March 22, 2021, hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, may direct the holder of record how to vote their shares at the Annual Meeting by following the instructions they will receive from the holder of record for this purpose. You are entitled to one vote for each share of common stock you held on the record date on each of the matters presented at the Annual Meeting.

2 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

4.	How does the Board recommend that I vote and what are the voting standards?

Voting Item	The Board’s Voting Recommendation	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of:
			Abstentions	Broker Non-Votes

1. Election of Directors	“FOR” each nominee	Plurality Voting Standard: The two nominees receiving the greatest number of votes cast	“Withhold authority” or abstentions not counted as votes cast and as such have no effect(a)	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions

2. Ratification of Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may vote without restriction on this proposal

3. Advisory Approval of the 2020 Compensation of Named Executive Officers(b)	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may not vote on this proposal absent instructions

(a)

If any nominee receives a greater number of “withhold authority” than votes “for” his or her election, then that nominee is to promptly tender his or her resignation, which the Board, upon the recommendation of the Corporate Governance and Nominating Committee, will decide to accept or decline.

(b)

Because this shareholder vote is advisory, the vote will not be binding on the Board or Helix. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our named executive officers.

5.	If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?

We are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify our shareholders of the availability of the proxy materials on that website. As such, we are furnishing proxy materials, including this proxy statement and our 2020 Annual Report to Shareholders, to most of our shareholders by providing access to those documents on the Internet instead of mailing paper copies. The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of the proxy materials, you should follow the instructions in the Notice. Your accessing your proxy materials on the Internet and your request to receive future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

6.	Can I vote my shares by filling out and returning the Notice of Availability of Proxy Materials?

No. The Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.

7.	How do I vote my shares?

If you are a shareholder of record, you may either vote your shares at the Annual Meeting (which will be in a virtual meeting format) or designate another person to vote your shares. That other person is called a “proxy,” and you may vote your shares through your proxy using one of the following methods of voting:

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 3

GENERAL INFORMATION

•	by telephone,

•	electronically using the Internet, or

•	if this proxy statement was mailed to you, by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope.

The instructions for these three methods of voting your shares are set forth on the Notice and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the Board. The giving of a proxy does not affect your right to vote during the Annual Meeting (until the polls are closed).

To vote at the Annual Meeting in lieu of voting through your proxy, please note the following instructions:

•	Shareholders of record will be able to securely vote during the Annual Meeting (until the polls are closed) in accordance with the instructions provided on their proxy card, by clicking on a link that will provide access to an online voting site; and

•	Beneficial owners will be able to securely vote during the Annual Meeting (until the polls are closed) by clicking on a link that will provide access to a voting ballot. To vote during the Annual Meeting, beneficial shareholders first must have obtained a legal proxy from their broker, bank or other nominee, which must be submitted, via email, either in advance of the Annual Meeting to EQSS-ProxyTabulation@equiniti.com or during the Annual Meeting.

8.	Am I a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, you are considered a “shareholder of record” with respect to those shares and the Notice is being sent directly to you by EQ Shareowner Services. As a shareholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the virtual Annual Meeting, we urge you to vote by telephone, via the Internet, or by marking, signing, dating and returning the proxy card.

Beneficial Owner. If like most Helix shareholders you hold your shares in “street name” through a broker, bank or other nominee (your “Nominee”) rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by your Nominee as the record holder. If you are a beneficial owner, you may appoint proxies and vote as provided by your Nominee. The availability of telephone or Internet voting will depend upon the voting process of your Nominee. You should follow the voting directions provided by your Nominee. If you provide specific voting instructions in accordance with the directions provided by your Nominee, your Nominee will vote your shares as you have directed.

Your Nominee is considered to be the shareholder of record for purposes of voting at the Annual Meeting. Accordingly, you may vote shares held in “street name” at the Annual Meeting only if you (a) obtain a signed “legal proxy” from your Nominee giving you the right to vote the shares and (b) provide an account statement or letter from your Nominee showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the virtual Annual Meeting and vote your shares, you should contact your Nominee to obtain a proxy executed in your favor and follow the instructions in Question 7 above.

9.	May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix,

•	submitting a properly signed proxy card with a later date, or

•	voting at the Annual Meeting.

If you hold shares in “street name,” you must follow the procedures required by the shareholder of record – your Nominee – to revoke or change a proxy. You should contact your Nominee directly for more information on these procedures.

4 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

10.          What is a quorum?

A majority of Helix’s outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:

•	is present at the Annual Meeting, or
•	has properly submitted a proxy (by telephone, electronically using the Internet or written proxy card).

Proxies received but marked as abstentions or withholding authority and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

11.          What are broker non-votes and abstentions?

If you are the beneficial owner of shares held in “street name,” then your Nominee, as shareholder of record, is required to vote those shares in accordance with your instructions. However, if you do not give instructions to your Nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as (i) the election of directors and (ii) the approval, on a non-binding advisory basis, of the 2020 compensation of our named executive officers. Accordingly, if you do not instruct your Nominee on how to vote your shares with respect to non-routine matters, your shares will be broker non-votes with respect to those proposals.

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting, as described in the response to Question 4 above.

12.          How many shares can vote?

On the record date, there were 150,714,706 shares of Helix common stock outstanding and entitled to vote at the Annual Meeting, held by approximately 93,000 beneficial owners.

These shares are the only securities entitled to vote at the Annual Meeting. Each holder of a share of common stock is entitled to one vote on each of the matters presented at the Annual Meeting for each share held on the record date.

13.          What happens if additional matters are presented at the Annual Meeting?

Other than the three matters noted in response to Question 2 above, we are not aware of any other business to be acted upon at the Annual Meeting.

If you grant a proxy (other than the proxy held by the shareholder of record if you are the beneficial owner and hold your shares in “street name”) the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting or any adjournment thereof in accordance with Minnesota law and our By-laws.

14.          What if I don’t give specific voting instructions?

Shareholders of Record. If you are the shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting or any adjournment thereof. If you indicate a choice on your proxy card with respect to any matter to be acted upon, the shares will be voted in accordance with your instructions.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 5

GENERAL INFORMATION

Beneficial Owners. If you are a beneficial owner and hold your shares in “street name” and do not provide your Nominee with voting instructions, your Nominee will determine if it has the discretionary authority to vote on the particular matter.

Under applicable rules, brokers, banks and other nominees have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as (i) the election of directors and (ii) the approval, on a non-binding advisory basis, of the 2020 compensation of our named executive officers. Accordingly, if you do not instruct your Nominee on how to vote your shares with respect to non-routine matters, your shares will be broker non-votes with respect to those proposals.

Your vote is especially important. If your shares are held in “street name” (by your Nominee), your Nominee cannot vote your shares for (i) the election of directors or (ii) the approval, on a non-binding advisory basis, of the 2020 compensation of our named executive officers. Therefore, please promptly instruct your Nominee regarding how to vote your shares regarding these matters.

15.          Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to EQ Shareowner Services as the independent inspector of election and handled in a manner that protects your voting privacy. As the independent inspector of election, EQ Shareowner Services will count the votes.

16.          What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each proxy card that you receive. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares you hold directly, you can do this by contacting our transfer agent, EQ Shareowner Services, at 800.468.9716.

17.          Who will count the votes?

We have hired a third party, EQ Shareowner Services, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or at the virtual Annual Meeting.

18.          Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. However, we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, by telephone or by facsimile, by certain of our officers, directors and regular employees, without extra compensation.

19.          How can I attend the Annual Meeting?

As part of our concern regarding the health and safety of our shareholders, directors, officers, employees, meeting attendees and the general public in light of the ongoing COVID-19 pandemic, the Annual Meeting will be a virtual meeting format, held via live audio webcast.

To attend the Annual Meeting, you need to register by following the instructions below:

•	Visit register.proxypush.com/hlx on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible.

•	As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of your proxy card.

6 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

GENERAL INFORMATION

•	After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting, an email will be sent to the email address you provided during registration with a unique link to the Annual Meeting.

20.          May shareholders submit questions at the Annual Meeting?

Yes. Upon admission to the virtual Annual Meeting, shareholders will be able to participate in the meeting, securely vote, submit questions or comments to management, and access a copy of the shareholder list (by clicking on a link), just as one could at an in-person meeting.

21.          How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investors at www.HelixESG.com. The final voting results will be reported in a Current Report on Form 8-K filed in accordance with SEC rules.

22.          Whom should I contact with other questions?

If you have additional questions about this proxy statement or the Annual Meeting, or would like additional copies of this proxy statement or our 2020 Annual Report to Shareholders (including our Annual Report on

Form 10-K), please contact the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, telephone: 281.618.0400.

23.          How may I communicate with Helix’s Board of Directors?

Shareholders may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Please indicate whether your message is for the Board as a whole, a particular group or committee of directors, our Chairman or another individual director.

24.          When are shareholder proposals for the 2022 Annual Meeting of Shareholders due?

Proposal Type	Deadline	Compliance	Submission

To be included in the proxy statement for the 2022 Annual Meeting(1)	December 7, 2021(2)	Must comply with Regulation 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding the inclusion of shareholder proposals in company-sponsored proxy materials	All submissions to, or requests of, the Corporate Secretary should be addressed to our corporate office at: 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043
Not to be included in the proxy statement	February 18, 2022(3)	Must comply with our By-laws and Regulation 14A of the Exchange Act(4)(5)

(1)	The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

(2)	120 days prior to the anniversary of this year’s mailing date.

(3)	Not less than 90 days prior to the anniversary of this year’s Annual Meeting.

(4)	A copy of our By-laws is available from our Corporate Secretary.

(5)

The shareholder providing the proposal must provide their name, address, and class and number of voting securities held by them. The shareholder must also be a shareholder of record on the day the notice is delivered to us, be eligible to vote at the Annual Meeting of Shareholders and represent that they intend to appear in person or by proxy at the meeting.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 7

PROPOSAL 1:	ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. The Board has proposed two nominees, Amerino Gatti and Owen Kratz, to stand for election as Class II directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2024 or, if at a later date, until their respective successor is duly elected and qualified. Messrs. Gatti and Kratz are currently serving as Class II directors.

The nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the Board has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and has nominated the candidates for election. If a nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy card. The Board has no reason to believe that either of the nominees will become unable to serve. The Board has affirmatively determined that Mr. Gatti qualifies as “independent” as that term is defined under New York Stock Exchange (“NYSE”) Rule 303A and applicable rules promulgated under the Exchange Act.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of each person named as nominee below as a Class II director for a term of three years, until the Annual Meeting of Shareholders in 2024 or, if at a later date, until their respective successor is duly elected and qualified. There is no cumulative voting for the election of directors and the Class II directors will be elected by a plurality of the votes cast at the Annual Meeting.

In the section below, we provide the name and biographical information about each of the Class II director nominees and each other member of the Board.

Information in each director’s biographical information is as of March 22, 2021. Information about the number of shares of our common stock beneficially owned by each director as of March 22, 2021 appears below under the heading “Share Ownership Information–Management Shareholdings” on page 63.

There are no family relationships among any of our directors, nominees for director or executive officers.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of holders of a plurality of the shares of common stock present or represented and voting on the proposal at the Annual Meeting. This means the two nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote on the matter will be elected as directors.

Under the Corporate Governance Guidelines for the Board, any nominee for director who receives a greater number of “withhold authority” than votes “for” his or her election is required to promptly tender his or her resignation. That resignation is to be considered by the Corporate Governance and Nominating Committee, which is to make its recommendation to the full Board. The Board is to act upon the committee’s recommendation within 90 days of the shareholder vote, and the Board’s decision (and if the Board should decline to accept the resignation, the reasons therefor) will be disclosed in a Current Report on Form 8-K.

8 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 1: ELECTION OF DIRECTORS

Information about Nominees for Class II Directors:
AMERINO GATTI

Primary Occupation: Chief Executive Officer Team, Inc. Director Since: 2018 Age: 50

Professional Experience:

Mr. Gatti was appointed as a director in August 2018. Since January 2018 Mr. Gatti has served as Chief Executive Officer and a member of the Board of Directors of Team, Inc. (NYSE:TISI) and was appointed as Chairman of the Board in February 2020. Team is a provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-pressure piping systems and vessels utilized in the refining, petrochemical, power, pipeline and other heavy industries. Prior to joining Team, Mr. Gatti served as an executive officer and President of the Production Group for Schlumberger Limited (NYSE:SLB), an oilfield services and products provider with operations in over 85 countries. Over his 25-year career at Schlumberger, Mr. Gatti served in a variety of roles of progressing leadership responsibility, including President Well Services, Vice President of the Production Group for North America, Vice President and General Manager for Qatar, Global Vice President for Sand Management Services and Vice President Marketing for North America. Earlier in his Schlumberger career, he held field operations, engineering and human resources positions around the world, including North America, South Asia and the Middle East. Mr. Gatti holds a mechanical engineering degree from the University of Alberta, Canada.

Director Qualifications:

Mr. Gatti possesses international business and executive leadership experience in operations, technology, talent management and governance. In addition, his 25-year career in petroleum and energy businesses provides him with global expertise in key customer segments that strengthen the Board’s collective qualifications, skills and experience.

OWEN KRATZ

Primary Occupation: President and Chief Executive Officer Helix Energy Solutions Group, Inc. Director Since: 1990 Age: 66

Professional Experience:

Mr. Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He served as Helix’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990 (including as Chairman of the Board from May 1998 to July 2017). He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February 2006 to December 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

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PROPOSAL 1: ELECTION OF DIRECTORS

Information about Continuing Directors

Class I Directors Term Expiring in 2022:

JOHN V. LOVOI

Primary Occupation: Managing Partner JVL Partners Director Since: 2003 Age: 60

Professional Experience:

Mr. Lovoi is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as Chairman of the Board of Directors of Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business, and as Chairman of Epsilon Energy Ltd., an exploration and production company focused in the Marcellus shale play in the northeast United States. Mr. Lovoi served as a director of Roan Resources, Inc., an independent oil and natural gas company focused on the Anadarko Basin, from September 2018 to December 2019. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas.

Director Qualifications:

As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the Board’s collective qualifications, skills and experience.

JAN RASK

Primary Occupation: Independent Investor Director Since: 2012 Age: 65

Professional Experience:

Mr. Rask has been an independent investor since July 2007. Mr. Rask was President, Chief Executive Officer and Director of TODCO from July 2002 to July 2007. Mr. Rask was Managing Director, Acquisitions and Special Projects, of Pride International, Inc., a contract drilling company, from September 2001 to July 2002. From July 1996, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc., a contract drilling company, until the acquisition of Marine Drilling Companies, Inc. by Pride International, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa Offshore, (ASE) Limited’s principal operating subsidiary in 1990 as its President and Chief Executive Officer. From August 2017 to August 2020, Mr. Rask served as a director of Borr Drilling Limited, an offshore shallow-water drilling contractor providing worldwide offshore drilling services to the oil and gas industry that became a public company in the U.S. in July 2019. Mr. Rask holds a Bachelor of Economics and Business Administration from the Stockholm School of Economics and Business Administration. Mr. Rask has worked in the shipping and offshore industries for approximately 30 years and has held a number of positions of progressive responsibility in finance, chartering and operations.

Director Qualifications:

Mr. Rask possesses particular knowledge and experience in the offshore oil and gas contract drilling industry. Mr. Rask also has extensive knowledge in international operations, leadership of complex organizations and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience.

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PROPOSAL 1: ELECTION OF DIRECTORS

Class III Directors Term Expiring in 2023:

AMY H. NELSON

Primary Occupation: President, Greenridge Advisors, LLC Director Since: 2019 Age: 52

Professional Experience:

Ms. Nelson was appointed as a director in August 2019. Ms. Nelson founded Greenridge Advisors, LLC in 2007, an energy services and equipment consulting firm focused on the development, execution and financing of corporate and business line strategies. Prior to founding Greenridge, Ms. Nelson served as Vice President of SCF Partners, an oilfield service and equipment-focused private equity firm, and worked for Amoco Production Company in planning, project management and engineering roles. In addition to serving on several private company boards during her tenure at SCF Partners and Greenridge, Ms. Nelson currently serves on the board of directors of Apache Corporation (NYSE:APA), an independent energy company that explores for, develops and produces oil and natural gas. Since July 2019, Ms. Nelson has been a director of NexTier Oilfield Solutions Inc. (NYSE:NEX), which is a U.S. land oilfield service company providing well completion and production services. Ms. Nelson holds economics and mechanical engineering degrees from Rice University, and an M.B.A. with distinction from Harvard Business School.

Director Qualifications:

Ms. Nelson also has professional experience and direct engagement regarding Environmental, Social and Governance (“ESG”) matters, and for each of the public company boards on which she serves she sits on the committees responsible for ESG oversight. As a result of her professional experiences, Ms. Nelson possesses particular knowledge and experience in corporate strategy, capital allocation, ESG matters, and the assessment and management of risks in the oil and gas industry including managing regulatory and compliance environmental issues that strengthen the board’s collective qualifications, skills and experience.

WILLIAM L. TRANSIER

Primary Occupation: Energy Executive Director Since: 2000 Age: 66

Professional Experience:

Mr. Transier has served as a director since October 2000, and as Lead Independent Director from March 2016 through July 2017 when he was appointed Chairman of the Board. He is founder and Chief Executive Officer of Transier Advisors, LLC, an independent advisory firm providing services to companies facing financial distress, suboptimal operational situations, turnaround, restructuring or in need of interim executive or board leadership. Mr. Transier was co-founder of Endeavour International Corporation, an international oil and gas exploration and production company. He served as non-executive Chairman of Endeavour’s Board of Directors from December 2014 until November 2015. He served from September 2006 until December 2014 as Chairman, Chief Executive Officer and President of Endeavour and as its Chairman and Co-Chief Executive Officer from its formation in February 2004 through September 2006. Prior to Endeavour, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. and its predecessor, Seagull Energy Corporation from May 1996 to April 2003. Before his tenure with Ocean, Mr. Transier served in various roles including partner in the audit department and head of the Global Energy practice of KPMG LLP from June 1986 to April 1996. Mr. Transier also serves as the Chairman of the Board of Directors of Battalion Oil Corporation (which changed its name from Halcón Resources Corporation) and as chairman of its audit committee since October 2019. In April 2020, Mr. Transier was elected to the board of Exela Technologies, Inc. where he serves as chairman of its audit committee and a member of the special transactions committee. Mr. Transier was previously a member of the board of Sears Holding Corporation (2018 – 2020), Teekay Offshore Partners L.P. (2019 – 2020), Gastar Exploration, Inc. (2018 – 2019), CHC Group Ltd. (2016 -2017) and Paragon Offshore plc (2014 – 2017). Mr. Transier was recently recognized by the Dallas Business Journal as an Outstanding Director for excellence in corporate governance. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting, has an M.B.A. from Regis University and earned an M.A. in Theological Studies from Dallas Baptist University.

Director Qualifications:

Mr. Transier also has extensive knowledge of international operations, the energy industry, leadership of complex organizations, financial restructuring, merger and acquisitions, and other aspects of operating a major corporation that strengthen the Board’s collective qualifications, skills and experience. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in audit, accounting and disclosure compliance including accounting rules and regulations.

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PROPOSAL 1: ELECTION OF DIRECTORS

Information About Director Whose Term is Ending in 2021:

JAMES A. WATT

Primary Occupation: President and Chief Executive Officer Warren Resources, Inc. Director Since: 2006 Age: 71

Professional Experience:

On February 8, 2021 Mr. Watt announced his decision not to stand for re-election to the Board. In November 2015, Mr. Watt became Chief Restructuring Officer, President and CEO and a director of Warren Resources, Inc. In June 2016, Warren Resources filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. In October 2016, Warren Resources completed its reorganization and emerged from Chapter 11 bankruptcy protection. At that time, Mr. Watt became and continues as President, CEO and a director of the private domestic onshore oil and gas exploration and development company. Mr. Watt was CEO, President and a director of Dune Energy, Inc., an oil and gas exploration and development company from April 2007 until September 2015. Mr. Watt served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. He was the Chief Executive Officer of Remington Oil and Gas Corporation from February 1998 and the Chairman of Remington from May 2003 until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May 2006 until January 2010. Mr. Watt served on the board of Bonanza Creek Energy, Inc. from August 2012 until April 2017. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics.

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CORPORATE GOVERNANCE

Composition of the Board

The Board currently consists of seven members and, in accordance with our By-laws, is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the Annual Meeting in 2022, 2021 and 2023, respectively, and their respective successors being duly elected and qualified. There are currently three directors in Class II and two directors each in Class I and Class III.

Role of the Board

The Board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines for the Board of Directors is available on our website (which can be found at www.HelixESG.com) under About Us, by clicking Corporate Governance and then scrolling to the download link. According to the Corporate Governance Guidelines, the Board is vested with all powers necessary for the management and administration of Helix’s business operations. Although not responsible for our day-to-day operations, the Board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business of Helix, and to be informed, investigate and act as necessary to promote our business objectives.

Board of Directors Independence and Determinations

The Board has affirmatively determined that each of Messrs. Gatti, Lovoi, Rask, Transier and Watt and Ms. Nelson qualifies as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated under the Exchange Act. In making this determination, the Board has concluded that none of these directors has a relationship with Helix that, in the opinion of the Board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our only current non-independent director is Mr. Kratz, our President and Chief Executive Officer. Accordingly, a majority of the members of the Board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making its determination regarding independence the

Board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the Board in 2021. In connection with its determination, the Board gathered information with respect to each Board member individually regarding transactions and relationships between Helix and its directors, including the existence of ongoing transactions, if any, entered into between Helix and other entities of which our directors serve as officers or directors. Each director also completed a questionnaire, which included questions about his or her relationship with Helix. None of these transactions or relationships were deemed to affect the independence of the applicable director, nor did they exceed the thresholds established by NYSE rules.

Selection of Director Candidates

The Board is responsible for selecting candidates for Board membership and establishing the criteria to be used in identifying potential candidates. The Board delegates the screening and nomination process to the

Corporate Governance and Nominating Committee. For more information on the director nomination process, including selection criteria, see “Corporate Governance and Nominating Committee” starting on page 19.

Board of Directors Qualifications, Skills and Experience

We are an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. Traditionally, our services have covered the lifecycle of an offshore oil or gas field. In recent years, we have seen an increasing demand for our services from the offshore renewable energy market. We believe the Board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas to be most important: offshore oilfield services, oil and gas exploration and production, renewable energy, international operations, accounting and finance, strategic planning, investor relations, governance matters, leadership and administration of complex

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CORPORATE GOVERNANCE

organizations, management of risk, corporate governance and other areas related to the operation of a major international corporation (whether social, cultural, industrial, financial or operational). In addition, we focus on experience, qualifications and skills related to the emerging and evolving importance of our Environmental,

Social and Governance (“ESG”) initiatives. We believe that each of our current Board members possesses the professional and personal qualifications necessary for Board service, with the director qualifications described in their biographies under “Election of Directors” on pages 9-12.

Board Leadership Structure

In July 2017, the Board appointed its former Lead Director, Mr. Transier, to serve as its independent Chairman. The Corporate Governance and Nominating Committee periodically reviews and recommends to the Board appropriate Board leadership structure.

Communications with the Board

Pursuant to the terms of the Corporate Governance Guidelines adopted by the Board, any shareholder or other interested party wishing to send written communications to any one or more of Helix’s directors may do so by sending them in care of our Corporate Secretary at Helix’s corporate office. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether they contain a message for the Board as a whole, a particular group or committee of directors, our Chairman or another individual director.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, in 2003 we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. At that time we also established a Code of Ethics for Chief Executive Officer and Senior Financial Officers that is currently applicable to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer or Corporate Controller (or person performing a similar function, if any), and Vice President – Internal Audit. We have posted a current copy of both codes on our website (which is located at www.HelixESG.com) under About Us, by clicking

Corporate Governance and then scrolling to the download links. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers of, any provision of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Attendance at the Annual Meeting

The Board holds a regular meeting immediately preceding and/or immediately after each year’s Annual Meeting of Shareholders. Therefore, members of the Board generally attend Helix’s Annual Meetings of Shareholders.

The Board encourages its members to attend the Annual Meeting, but does not have a written policy regarding attendance at the meeting. All members of the then-current Board attended the 2020 Annual Meeting of Shareholders.

Mandatory Retirement Policy

The Board has a mandatory retirement policy for directors such that no person may be a director nominee to serve for a term of service on the Board if during the applicable term he or she would reach the age of 75.

Directors’ Continuing Education

The Board encourages all directors to attend director education programs if they believe attendance will enable them to perform better and to recognize and effectively deal with issues as they arise. To assist directors’ continuing education, Helix is a member of the National Association of Corporate Directors and from time to time Helix presents programs regarding topical matters to the Board.

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CORPORATE GOVERNANCE

Risk Oversight

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing Helix. Our management identifies and prioritizes risks associated with our business, which are discussed at Board and/or committee meetings as appropriate. The Board reviews risk mitigation strategies that are implemented by our management. The Board is also informed of particular risks in connection with its general oversight, review and approval of corporate matters.

The Board delegates to the Audit Committee oversight of certain of our risk management process. Among its duties, the Audit Committee regularly reviews with management:

•	Our policies with respect to risk assessment and the management of risks that may be material;
•	Our systems of disclosure controls and internal controls over financial reporting;
•	Key credit risks;
•	Our hedging policies and transactions;
•	Cybersecurity risk and control procedures; and
•	Our compliance with legal and regulatory requirements, and our programs related to that compliance.

The Board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Management is responsible for the day-to-day operations and oversight of Helix including the management of risk. Our finance, legal (which includes compliance, human resources, contracts and insurance functions) and internal audit departments serve as the primary monitoring and testing functions for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Management regularly reports on these risks to the Board and/or its relevant committees. Additional review and reporting of risks is conducted as needed or as requested by the Board and/or its relevant committee(s). The committees also consider and address risk as they perform their respective responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

In addition to reports from its committees, the Board receives presentations throughout the year from various members of management that include discussion of risks as necessary and appropriate, including risks associated with proposed transactions. At each Board meeting, our Chief Executive Officer addresses matters of particular importance or concern, including any significant areas of risk that may call for Board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the Board reviews our short-term and long-term strategies, including consideration of significant risks facing Helix and the impact of such risks.

We believe that our risk management responsibilities, processes and procedures serve as an effective approach for addressing the risks facing Helix, and that our Board structure supports this approach.

Corporate Sustainability

Helix continues to implement and improve ESG initiatives and disclosures throughout its business. In an effort to continue our ongoing commitment to ESG disclosures, we published our most recent Corporate Sustainability Report in March 2020 and supplemented it in December 2020 with a Summary Update. The Corporate Sustainability Report together with the Summary Update is comprised of qualitative and quantitative information, including operational, environmental and safety performance metrics. These metrics provide a baseline for Helix’s performance and demonstrates our commitment to continue the discussion regarding ESG in current and future disclosures.

To read Helix’s current Report and Update, please select Corporate
Sustainability under the About Us heading on Helix’s homepage (which is located at www.HelixESG.com) and scroll down to the links to the 2020 Corporate Sustainability Report and the 2020 Corporate Sustainability Summary Update.

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CORPORATE GOVERNANCE

The Board and ESG

The Board is focused on not just Helix governance practices, but also on environmental, health, safety and social issues. At every regular Board meeting our Chief Operating Officer or his designee reports to the Board on Helix’s performance compared to Health, Safety and Environment (“HSE”) targets set for ourselves against industry statistics, and various initiatives being implemented by HSE management. The Board also receives a report on Helix’s safety record (including total reportable incident rate, or TRIR), lost time incidents, and any significant accident or illness incidents, and has the opportunity to question management.

Helix understands the important role we play as a steward of the people, communities and environments we serve, and we regularly look for ways to emphasize and improve our own ESG record. Helix incorporates ESG initiatives into our core business values and priorities of Safety, Sustainability and Value Creation with a top-down approach led by the Board and management. Our track record and asset maintenance practices are evidence of our efforts to safeguard the environments in which we operate. The Corporate Governance and Nominating Committee is specifically tasked with overseeing, assessing and reviewing the disclosure and reporting of any ESG matters, including with respect to climate change, regarding our business and industry.

Helix has developed and implemented a “4 Pillars of Helix Safety Culture,” namely our beliefs, language, workplace and methodology, which is Helix’s own safety culture tailored to our specific operations that has proven to be an effective program. From a social perspective, the Board and senior management recognize their leadership responsibility in embracing our vision and core values. The Board is focused on maintaining an ethical culture at all levels in our organization, receiving regular educational updates on anti-corruption law developments and specific risks in the geographic areas in which we operate or seek to operate in the future. As part of this process, Helix has adopted a Statement on Human Rights and Supplier and Vendor Expectations, both of which are available on our website (which is located at www.HelixESG.com) under About Us, by clicking Corporate and then scrolling to the download links.

The Board also focuses on our internal organization, including how Helix upholds our employee culture, including embracing diversity and inclusion. Notably in 2020 Helix employed over 1,500 employees worldwide, representing 28 nationalities. The Board believes that employing people with different backgrounds, experience and perspectives makes Helix a stronger company.

Meetings of the Board and Committees

The Board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available on our website (which is located at www.HelixESG.com) under About Us, by clicking Corporate Governance and then scrolling to the download links. A copy of each charter is available free of charge upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

The following table summarizes the current membership of the Board and each of its committees as well as the number of times each met during the year ended December 31, 2020. Members were elected to each committee based upon the recommendation of the Corporate Governance and Nominating Committee followed by a vote of the full Board. Each member of each of these committees is “independent” as defined by applicable NYSE and SEC rules.

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CORPORATE GOVERNANCE

Name	Board	Audit	Compensation	Corporate Governance and Nominating

Mr. Gatti	Member	—	Member	Member

Mr. Kratz	Member	—	—	—

Mr. Lovoi	Member	Member	Member	—

Ms. Nelson	Member	Chair	—	Member

Mr. Rask	Member	—	Member	Chair

Mr. Transier	Chair	Member	—	—

Mr. Watt	Member	—	Chair	Member

Number of Meetings in 2020

Regular	5	6	4	4

Special	7	0	2	1

Board Attendance

During the year ended December 31, 2020, the Board held a total of twelve meetings. Each director attended 75% or more of the total meetings of the Board held during the time such director was a member, and each director attended 75% or more of the total meetings of the committees on which such director served.

Executive Sessions of the Directors

Non-management directors meet in regular executive sessions following Board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided, however, that committees do occasionally meet with individual members of management, including the Chief Executive Officer, by invitation during executive sessions.

The independent Chairman presides at executive sessions of the independent directors. In the case of an executive session of independent directors held in connection with a committee meeting, the chair of the applicable committee presides as chair.

Audit Committee

The Audit Committee currently is composed of three non-employee independent directors: Ms. Nelson, Chair, and Messrs. Lovoi and Transier, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibility to our shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the effectiveness of our internal control over financial reporting, (iii) our compliance with legal and regulatory requirements, (iv) the performance of our internal audit function and independent registered public accounting firm and (v) the independent registered public accounting firm’s qualifications and independence. Among its duties, all of which are more specifically described in the Audit Committee charter, which was most recently amended in December 2020, the Audit Committee:

•	Appoints and oversees our independent registered public accounting firm;
•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls;
•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain the accounting firm’s independence;
•	Reviews the scope of the annual audit;
•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and in our earnings press releases;
•	Discusses with management and the independent registered public accounting firm any “critical audit matters” that are being considered by the independent registered public accounting firm for inclusion in its audit opinion;

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CORPORATE GOVERNANCE

•	Meets independently with management and the independent registered public accounting firm;
•	Meets with internal audit and reviews significant reports prepared by internal audit as well as the quality and objectivity of the internal audit function;
•	Reviews corporate compliance and disclosure systems;
•	Reviews corporate compliance and ethics programs and associated legal and regulatory requirements, together with management’s periodic evaluation of the programs’ effectiveness;

•	Reviews and approves related-party transactions;
•	Makes regular reports to the Board;
•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the Board for approval;
•	Performs an annual self-evaluation of its performance;
•	Produces an annual report for inclusion in our proxy statement; and
•	Performs such other duties as may be assigned by the Board from time to time.

Audit Committee Independence

The Board has affirmatively determined that all members of the Audit Committee (i) are considered “independent” as defined under NYSE Rule 303A and (ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

Designation of Audit Committee Financial Experts

The Board has determined that each member of the Audit Committee is financially literate and that Ms. Nelson and Mr. Transier are “audit committee financial experts,” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-

Oxley Act of 2002, and have financial management expertise as required by the NYSE listing rules. For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” on page 26.

Compensation Committee

The Compensation Committee currently is composed of four non-employee independent directors: Mr. Watt, Chair, and Messrs. Gatti, Lovoi and Rask. The Board has affirmatively determined that all members of the Compensation Committee are considered “independent” as defined under NYSE Rule 303A.

The Compensation Committee is appointed by the Board to assist the Board in discharging its responsibilities relating to the compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter, which was most recently amended in December 2019, including the overall responsibility for reviewing, evaluating and approving Helix’s executive officer compensation plans, policies, programs and agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee). The Compensation Committee is also responsible for reviewing and recommending to the Board whether the “Compensation Discussion and Analysis” should be included in our proxy statement. Among its duties, all of which are more specifically described in its charter, the Compensation Committee has the responsibility to:

•	Review our overall compensation philosophy and objectives;
•	Make recommendations to the Board with respect to our 2005 Long Term Incentive Plan, our Employees’ 401(k) Savings Plan, our Employee Stock Purchase Plan (“ESPP”), and any other equity-based plans;
•	Commission independent consultants to assist the committee in the evaluation of independent board member and executive officer compensation, as discussed in our “Compensation Discussion and Analysis” below;
•	Review and approve employment, severance, change in control agreements and other compensatory arrangements with our executive officers, as the committee determines are appropriate;
•	Review and approve annually executive officer compensation and compensatory arrangements, including base salary and short-term and long-term incentive compensation;
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval;
•	Perform an annual self-evaluation of its performance; and
•	Perform such other duties as may be assigned by the Board from time to time.

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CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently is composed of four non-employee independent directors: Mr. Rask, Chair, Mr. Gatti, Ms. Nelson and Mr. Watt. The Corporate Governance and Nominating Committee is appointed by the Board to take a leadership role in shaping the corporate governance and business standards of the Board and Helix. The Corporate Governance and Nominating Committee identifies individuals qualified to become Board members, consistent with criteria approved by the Board, oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance.

The Corporate Governance and Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter, which was most recently amended in December 2020, and the Corporate Governance Guidelines, including the responsibility to:

•	Identify and evaluate potential qualified director nominees and recommend director nominees to the Board;
•	Recommend to the Board the number and term of members of the Board and each committee of the Board;
•	Monitor, and recommend members for, each committee of the Board;
•	Monitor and recommend the functions of the committees of the Board;
•	Make a recommendation to the Board of whether to accept the resignation of any director who receives a greater number of “withhold authority” than votes “for” his or her election in an uncontested election;
•	Periodically review and recommend to the Board appropriate Board leadership structure;
•	Periodically review and revise our corporate governance principles as appropriate;
•	Oversee director orientation and education regarding Helix’s business, structure, management and director responsibilities, as well as emerging governance issues and trends;
•	Review and make recommendations to the Board regarding notifications made to the committee by directors concerning service on other boards or any material change in employment or other circumstances;
•	Oversee, assess and review the disclosure and reporting of any ESG matters, including with respect to climate change, regarding Helix’s business and industry;
•	Give appropriate consideration to shareholder concerns and proposals regarding corporate governance matters concerning the Board, and provide input for any response by Helix to such concerns or proposals;
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval;
•	Perform an annual self-evaluation of its performance and the performance of the Board as a whole; and
•	Perform such other duties as may be assigned by the Board from time to time.

ESG

In recognition of the growing importance of ESG (and in an effort to more evenly balance various responsibilities among the Board’s committees), in 2020 the Board moved oversight of ESG matters to the Corporate Governance and Nominating Committee and added Ms. Nelson as a member of that committee. The Corporate Governance and Nominating Committee is responsible for matters related to ESG, including:

•	Overseeing, assessing and reviewing the disclosure and reporting of any ESG matters, including with respect to climate change, regarding our business and industry;
•	Examining ways to emphasize and improve our ESG record in recognition of the important role we play as a steward of the people, communities and environments we serve; and
•	Overseeing the incorporation of ESG initiatives into our core business values and priorities of Safety, Sustainability and Value Creation.

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Director Nomination Process

Process for Director Nominations — Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted recommendations of director nominees by shareholders as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below under “Director Qualifications and Diversity.” Any shareholder recommendations for director nominees for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting, nominations were required to be received by us prior to the date of this proxy statement.

Neither the Corporate Secretary nor the Corporate Governance and Nominating Committee received any recommendations for director nominees from any shareholder or group of shareholders during 2020 or to date in 2021. As such, Messrs. Gatti and Kratz are the only directors standing for election at the Annual Meeting.

Shareholders may nominate persons for election to the Board to be considered at next year’s Annual Meeting of Shareholders in accordance with the procedure set forth on page 65.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee has established certain criteria with respect to the desired skills and experience for prospective Board members, including those candidates recommended by the committee and those properly nominated by shareholders. The Board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new Board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include industry knowledge, intelligence, insight, practical wisdom based on experience, the highest professional and personal ethics and values, leadership skills, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our business lines or those of our customers. Nominees should have the independence necessary to make an unbiased evaluation of management performance (including with respect to Compensation Committee responsibilities) and effectively carry out their oversight responsibilities, and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties to Helix and our shareholders. Specifically, in accordance with our Corporate Governance Guidelines, our directors may not serve on the boards of more than four public companies other than Helix or, if the director is the Chief Executive Officer of Helix or the equivalent of another public company, on the boards of more than two public companies other than Helix. Each director must represent the interests of all our shareholders.

Although the Corporate Governance and Nominating Committee does not have a formal policy regarding Board diversity, it does view diversity expansively and has determined that it is desirable for the Board to have a variety of different viewpoints, professional experiences, educational backgrounds and skills, and considers these types of diversity and background attributes in its selection process. The composition, skills and needs of the Board change over time and will be considered in determining desirable candidates for any specific opening on the Board. The Corporate Governance and Nominating Committee in evaluating a potential director nominee will conduct its search for the best candidate for the Board on a non-discriminatory basis.

20 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

CORPORATE GOVERNANCE

Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating director nominees. The committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected, due to retirement or otherwise, which the Board would seek to fill. In the event that vacancies are anticipated, or otherwise arise, which the Board would seek to fill, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other parties. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year.

As described above, the Corporate Governance and Nominating Committee considers properly submitted recommendations of director nominees by shareholders.

Following verification of the shareholder status of persons proposing director nominees, recommendations are considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally its first or second meeting prior to the issuance of the proxy statement for the Annual Meeting of Shareholders. If any materials are provided by a shareholder in connection with the shareholder’s recommendation of a director nominee, those materials are forwarded to the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee may also review materials provided by current Board members, professional search firms or other parties in connection with a nominee who was not proposed pursuant to a shareholder recommendation. In evaluating all nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Compensation Committee Interlocks and Insider Participation

During 2020, no member of the Compensation Committee was an officer or employee of Helix or any of our subsidiaries, or was formerly an officer of Helix or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During 2020, no executive officer of Helix served as (1) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of the Board, (2) a director of another entity, one or more of whose executive officers served on the Compensation Committee of the Board or (3) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of the Board.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 21

DIRECTOR COMPENSATION

2020 Director Compensation Table

The following table sets forth compensation that was earned or paid during the one-year period ended December 31, 2020 for each member who served on the Board during all or part of 2020.

Name(1)	Fees Earned or Paid in Cash(3)(4)	Stock Awards(5)(6)	All Other Compensation	Total
Amerino Gatti	$21,250	$231,875	$-0-	$253,125
John V. Lovoi	$-0-	$264,689	$-0-	$264,689
Amy H. Nelson	$90,721	$150,000	$-0-	$240,721
Nancy K. Quinn(2)	$59,426	$150,000	$-0-	$209,426
Jan Rask	$-0-	$266,251	$-0-	$266,251
William L. Transier	$225,917	$150,000	$-0-	$375,917
James A. Watt	$96,750	$150,000	$-0-	$246,750

(1)	Mr. Kratz is not included in the table because he does not receive any compensation for serving on the Board.

(2)	Ms. Quinn’s tenure as a member of the Board ended May 20, 2020.

(3)

The annual retainer for each member of the Board, the retainer related to the applicable Board member’s serving as a chair of a committee and/or as Chairman of the Board, and the retainer related to the applicable Board member’s serving as a member of a committee are paid quarterly. Directors have the option of taking Board and committee retainers (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below. Messrs. Gatti, Lovoi and Rask received their retainers in restricted stock for their service in 2020.

(4)

In this column we are required to report all fees either earned or paid to directors during 2020. As a result, fees earned in 2019 for fourth quarter service in 2019 but paid in 2020 are also included; thus the dollar amount represents fees paid for five (not four) successive quarters. Fees earned in 2019 but paid in 2020 were as follows: Mr. Gatti, $21,250; Ms. Quinn, $26,500; Ms. Nelson, $21,250; Mr. Transier, $52,500 and Mr. Watt, $23,750. Information with regard to Messrs. Lovoi and Rask is included in footnote 6 below.

(5)

Amounts shown in this column represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. The value ultimately realized by each director may or may not be equal to the FASB ASC Topic 718 determined value.

    (Footnotes continue on following page.)

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DIRECTOR COMPENSATION

(6)	The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2020 to each director, computed in accordance with FASB ASC Topic 718, is as follows:

Name	Date of Grant		Number of Shares	Grant Date Fair Value

Mr. Gatti	December 12, 2019	(a)	16,429	$150,000

	April 1, 2020	(b)	13,815	$22,657

	July 1, 2020	(b)	6,169	$21,406

	October 1, 2020	(b)	7,845	$18,906

	January 4, 2021	(b)	4,501	$18,906

Mr. Lovoi	December 12, 2019	(a)	16,429	$150,000

	January 2, 2020	(b)	2,758	$26,563

	April 1, 2020	(b)	14,768	$24,219

	July 1, 2020	(b)	6,619	$22,969

	October 1, 2020	(b)	8,493	$20,469

	January 4, 2021	(b)	4,874	$20,469

Ms. Nelson	December 12, 2019	(a)	16,429	$150,000

Ms. Quinn	December 12, 2019	(a)	16,429	$150,000

Mr. Rask	December 12, 2019	(a)	16,429	$150,000

	January 2, 2020	(b)	2,921	$28,125

	April 1, 2020	(b)	14,768	$24,219

	July 1, 2020	(b)	6,619	$22,969

	October 1, 2020	(b)	8,493	$20,469

	January 4, 2021	(b)	4,874	$20,469

Mr. Transier	December 12, 2019	(a)	16,429	$150,000

Mr. Watt	December 12, 2019	(a)	16,429	$150,000

(a)	Represents the annual equity grant made in December 2019 for Board service for 2020.

(b)	Represents the payment of retainer and Board and committee fees for the fourth quarter of 2019 and each quarter of 2020.

Additionally, on December 10, 2020, each of the non-employee directors was issued 34,091 shares of restricted stock having a grant date fair value of $150,000 representing their annual grant for future Board service.

As of December 31, 2020, unvested restricted stock held by each non-employee director who served during all or part of 2020 is as follows:

Name	Shares of Unvested Restricted Stock Outstanding(1)

Mr. Gatti	61,920

Mr. Lovoi	83,852

Ms. Nelson	34,091

Ms. Quinn	-0-

Mr. Rask	85,910

Mr. Transier	34,091

Mr. Watt	34,091

(1)  Does not include January 4, 2021 grant of 4,501 shares of restricted stock to Mr. Gatti, 4,874 shares of restricted stock to Mr. Lovoi and 4,874 shares of restricted stock to Mr. Rask for fourth quarter 2020 service.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 23

DIRECTOR COMPENSATION

Summary of Director Compensation and Procedures

In 2020, our non-employee director compensation structure had three components: (1) director, Chairman of the Board and committee chair retainers, (2) committee retainers and (3) annual equity-based compensation currently in the form of restricted stock awards. We also reimburse our directors for their reasonable expenses related to attending Board and committee meetings. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our benchmarking peer group and other relevant facts and circumstances.

At its December 2019 meeting, the Compensation Committee changed the compensation structure for our non-employee directors in an effort to more closely align with peer practices. Beginning in 2020, fees for each Board meeting attended or consent executed were no longer paid. In lieu thereof, the annual director’s retainer increased by $5,000, each annual committee chair retainer increased by $5,000, and the members of each committee now receive an annual committee retainer. In 2020, our non-employee director cash retainers were as follows, in each case paid on a quarterly basis:

•	All non-employee directors received an annual director’s retainer of $60,000;
•	The independent Chairman of the Board received an annual retainer of $125,000 for such service;
•	Each committee chair received an annual committee chair retainer, with $20,000 per year for the Chair of the Audit Committee, $15,000 per year for the Chair of the Compensation Committee and $10,000 per year for the Chair of the Corporate Governance and Nominating Committee; and
•	Each member of each committee received an annual committee retainer, with $10,000 per year for the Audit Committee, $7,500 per year for the Compensation Committee and $5,000 per year for the Corporate Governance and Nominating Committee.

We also paid the reasonable out-of-pocket expenses incurred by each non-employee director in connection with attending the 2020 meetings of the Board and the committees on which the director served.

On May 19, 2020, in response to the global pandemic, the Compensation Committee approved temporary 20% reductions in directors’ annual retainers and the annual retainer paid to the Chairman of the Board for such service, along with temporary reductions in base salary for each of our named executive officers. These reductions took effect on June 1, 2020 and remained in effect through December 31, 2020. As communicated at the time, the directors and the named executive officers voluntarily undertook the reductions due to the impact and uncertainty of the then-current volatility in oil prices and the overall energy market, as well as the ongoing global health pandemic on our shareholders and employees.

Since 2005, non-employee directors have had the option of taking Board and committee retainers and fees (but not expenses) in the form of restricted stock, pursuant to the terms of our 2005 Long Term Incentive Plan. An election to take retainers and fees in the form of cash or stock is made by directors prior to the beginning of the subject fiscal year (and if no election is made, retainers and fees are paid in cash). Directors taking retainers and fees in the form of restricted stock receive a stock award for service during a quarter on or about the first business day of the next quarter in an amount equal to 125% of the cash equivalent of his or her retainers and fees, with the number of shares determined by the closing stock price on the last trading day of the fiscal quarter for which the retainers and fees were earned. These awards fully vest two years after the first day of the year in which the grant is made. Messrs. Gatti, Lovoi and Rask elected to take retainers and fees earned in 2020 in the form of restricted stock. Messrs. Gatti and Rask have elected to take retainers and fees in the form of restricted stock for 2021.

Upon joining the Board and on the date of each regularly scheduled December Board meeting thereafter, a director receives a grant of restricted stock. These grants are made pursuant to the terms of our 2005 Long Term Incentive Plan. At its December 2016 meeting the Compensation Committee determined that for 2017 and thereafter until changed, the annual equity grant’s value would be reduced by $25,000 (to $150,000) and would have a vesting term of one year to align more closely with how other members of our benchmarking peer group compensate independent directors. The annual equity grant for 2020 was on the same terms and in the same amount as grants from 2017 through 2019. All grants are subject to immediate vesting on the occurrence of a Change in Control (as defined in the 2005 Long Term Incentive Plan). The grant of stock options is not currently an element of director compensation.

Our Chief Executive Officer did not receive any cash or equity compensation for his service on the Board in addition to the compensation payable for his service as an employee of Helix.

24 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

CERTAIN RELATIONSHIPS

In accordance with its charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written Statement of Policy With Respect to Related Party Transactions. It is our policy to approve and enter into transactions with a related party (as defined below) only when the Board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix and our shareholders. The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether a related party transaction is in, or not inconsistent with, those best interests, including the benefits to us, the impact on a director’s independence if the related party is a director or a party related to a director, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director of Helix during the last fiscal year, a person that beneficially owns more than 5% of any class of our outstanding voting securities, and a person that is an immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing.

During 2020 Helix was not a party to any transaction or series of transactions in which a related party had or will have a direct or indirect material interest, other than the compensation arrangements (including with respect to equity compensation) described in “Director Compensation” above and “Executive Compensation” below.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving all audit services, review and attest engagements, and permissible non-audit services to be performed by the independent registered public accounting firm. These procedures include reviewing an annual budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. The Audit Committee charter includes specific pre-approval procedures with respect to tax-related services.

The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chair of the Audit Committee, provided the Chair reports any approvals to the Audit Committee at its next meeting. For all types of pre-approval, the Audit Committee considers whether these services are consistent with the SEC rules regarding auditor independence.

The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that these services are within the parameters approved by the Audit Committee. None of the fees in 2020 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2020 professional services by KPMG LLP were pre-approved.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 25

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2020 with management, our internal auditors, and KPMG LLP, the Company’s independent registered public accounting firm (KPMG). In addition, the Audit Committee has discussed with KPMG the matters required to be discussed under Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 1301, Communications with Audit Committees (AS 1301). The Sarbanes-Oxley Act of 2002 (SOX) requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The Audit Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and KPMG. The Audit Committee also reviewed and discussed with the Company’s management and KPMG their respective reports on internal control over financial reporting in accordance with Section 404 of SOX. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of SOX and rules adopted or proposed to be adopted by the SEC and the New York Stock Exchange.

The Audit Committee also has received the written communications from KPMG regarding the auditor’s independence pursuant to the applicable requirements of the PCAOB Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with KPMG and its independence from the Company. The Audit Committee also has discussed with the Company’s management and KPMG such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2020 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

THE AUDIT COMMITTEE:
Amy H. Nelson, Chair
John V. Lovoi
William L. Transier

This report is not deemed to be incorporated by reference in any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this report by reference.

26 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 2:	RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP (”KPMG”) served as our independent registered public accounting firm in 2020, having provided audit and financing services since their appointment in May 2016.

Our Audit Committee has the authority to retain, oversee, evaluate and terminate our independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed KPMG, an independent registered public accounting firm, as auditors to examine the financial statements of Helix for the fiscal year ending December 31, 2021, and to perform other appropriate accounting services.

Although our By-laws do not require that shareholders ratify the appointment of KPMG as our independent registered public accounting firm, the Board has determined to submit the selection of KPMG for ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG, the adverse vote will be considered as a direction to the Audit Committee to consider selecting other auditors for the next fiscal year. However, it is contemplated that the appointment for the fiscal year ending December 31, 2021 will be permitted to stand unless the Audit Committee finds reasons for making a change. It is understood that even if the selection of KPMG is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Helix and our shareholders.

We expect that representatives of KPMG will attend the virtual Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

	2020	2019

	(In Thousands)

Audit Fees(1)	$2,023	$2,051

Audit-Related Fees	0	0

Tax Fees	0	0

All Other Fees	0	0

Total	$2,023	$2,051

(1)

Audit fees include fees related to the following services: the annual consolidated financial statement audit (including required quarterly reviews), subsidiary audits, audits of internal controls over financial reporting, and consultations relating to the audit or quarterly reviews.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of KPMG as Helix’s independent registered public accounting firm set forth in this Proposal 2.

Vote Required

The ratification of KPMG requires the affirmative vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 27

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes Helix’s 2020 executive compensation program, including the philosophy behind the program, how our Compensation Committee made compensation decisions in 2020, and the level and elements of 2020 compensation for each of our “named executive officers” (“NEOs”).

For 2020 our four NEOs consisted of the following individuals:

•	Owen Kratz, President and Chief Executive Officer

•	Scotty Sparks, Executive Vice President and Chief Operating Officer

•	Erik Staffeldt, Executive Vice President and Chief Financial Officer

•	Ken Neikirk, Senior Vice President, General Counsel and Corporate Secretary

These individuals are our only executive officers.

The Compensation Committee encourages you to read this CD&A carefully and consider it when conducting your “say on pay” vote on the 2020 compensation of our NEOs. Although this is a non-binding advisory vote, the Compensation Committee considers the outcome of the vote when making future compensation decisions.

This CD&A is divided into the following sections:

A.	Executive Summary

(Page 28)

B.	Executive Compensation Process

(Page 33)

C.	Compensation Philosophy and Objectives

(Page 36)

D.	2020 Executive Compensation Components

(Page 38)

E.	2020 Say on Pay Vote

(Page 45)

F.	Compensation Committee Report

(Page 46)

A.          EXECUTIVE SUMMARY

Helix and Industry Overview

Helix is an international offshore energy services company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. Traditionally, our services have covered the lifecycle of an offshore oil or gas field. In recent years, we have seen an increasing demand for our services from the offshore renewable energy market. We provide services primarily in deepwater in the Gulf of Mexico, Brazil, North Sea, Asia Pacific and West Africa regions. Demand for our services is influenced by the condition of the oil and gas and the renewable energy markets, in particular the willingness of offshore energy companies to spend on operational activities and capital projects. The performance of our business is also largely affected by the market outlook for commodity prices.

We operate in a cyclical market that has in recent years seen challenges unlike any other period for our industry, with volatile commodity prices discouraging longer-term investment in our industry, and reducing the demand and rates for our services. Most recently given the ongoing COVID-19 pandemic and the price war among OPEC+ nations during the first quarter 2020, the overall recovery of commodity prices remains uncertain, and by extension so does our industry. For a more comprehensive discussion of our economic outlook and industry influences, see Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations, beginning on page 34 of our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021 (our “2020 Annual Report”).

Helix’s 2020 performance and executive compensation, to which this CD&A relates, was undoubtedly impacted by the COVID-19 pandemic. Most if not all of our oil and gas customers drastically cut their spending, which reduced the demand and rates for many of our services. The pandemic posed, and continues to pose, challenges and increased costs related to our supply chain, logistics and human capital resources, including minimizing the direct impact of COVID-19 on our offshore workforce and challenges with offshore crew changes due to travel restrictions and quarantine measures. We responded well however, with some of our best safety statistics ever and largely avoiding major operational down time due to COVID-19. The negative impact of the pandemic can be seen in our 2020 results of operations, although those results held up relatively well compared to that of some of our peers. Despite this market we were also able to extend our debt maturity profile through refinancing a

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COMPENSATION DISCUSSION AND ANALYSIS

portion of our convertible notes into 2026, greatly reducing our near-term debt obligations and providing us with a more flexible path through which to navigate these ongoing challenges.

Financial Results

As shown in the chart below, after having delivered positive upward trends in adjusted EBITDA1 and revenue over the prior three years, those metrics both took steps back in the wake of the current environment. In 2020 our adjusted EBITDA fell to $155 million, representing a 14% decrease from 2019 and a 4% decrease from 2018. The chart shows 2020 as a down year compared to our prior steady growth in recent years, with year-over-year reductions to overall adjusted EBITDA, revenue and net income.2 However as discussed below we believe these results were relatively strong given the current global challenges, and other financial indicators underscore the comparative successes we nonetheless achieved in 2020.

Our stock price also reflected this challenging market in 2020, for Helix as well as the energy and offshore services sectors in general. By the end of 2020 our stock price had fallen to $4.20 per share on December 31, 2020 compared to $9.63 on December 31, 2019 and $5.41 on December 31, 2018. To say the least, 2020 was a volatile year on macroeconomic and industry-specific levels. However in comparing our total shareholder return (“TSR”) to that of our performance peers, over the last three years our TSR again exceeded that of nearly all of our Performance Share Unit (“PSU”) peer group of companies.

Further, despite the challenges of 2020 we were able to further reduce our net debt (our total long-term debt less cash, cash equivalents and restricted cash) by $85 million, from $143 million at the end of 2019 to $58 million at the end of 2020, as we continue to de-lever our balance sheet. Also importantly, in 2020 we generated Free Cash Flow1 of nearly $80 million, which represents an approximate 154% increase over 2019. These are successes that are of critical importance in this climate, and understanding these metrics helps more fully depict the financial health of our Company and the prudence with which thus far we’ve navigated these challenges. Although our industry is firmly entrenched in a down market, and there can be no assurance of the ultimate duration or impact of the current environment, we believe in 2020 we nevertheless demonstrated our ability to adapt to these unprecedented times, continue to successfully implement our strategies, manage our safe operational performance, and hold fast with our financial discipline.

We intend to continue to work hard for our shareholders in every type of market environment – boom, bust, or even global pandemic. We strive to:

•	Always emphasize our core business values and priorities of Safety, Sustainability and Value Creation;
•	Continually evaluate and manage our capital structure, including debt reduction goals and liquidity requirements;
•	Prioritize sales and commercial efforts, including finding work not being tendered and exploring and diversifying into new markets;
•	Continue to assess and manage our cost structures, especially given the current market;
•	Emphasize operational execution, including navigating the challenges brought about by the COVID-19 pandemic and minimizing downtime; and
•	Continue to seek non-traditional ways to create utilization for our assets.

(1)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a reconciliation of these financial measures to reported net income (loss) and cash flows from operating activities, respectively, see “Non-GAAP Financial Measures” on pages 32 through 33 of our 2020 Annual Report.

(2)	Represents net income attributable to common shareholders.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 29

COMPENSATION DISCUSSION AND ANALYSIS

How Our Compensation Program Works

Because of the cyclicality of our industry and our commitment to create long-term value for our shareholders, a significant portion of our compensation program is at-risk and performance-based. Recognizing the cyclical nature of our industry, our program is designed to incentivize and reward our executives for achieving stretch financial performance goals and outperforming our industry peers. Although our compensation program is generally focused primarily on longer-term performance, the paid compensation of our NEOs also is designed to reflect annual year-over-year financial performance.

The first chart below compares the target and realized compensation of our Chief Executive Officer, Helix’s adjusted EBITDA, and Helix’s stock price for each of 2017, 2018, 2019 and 2020. Target compensation includes base salary, short-term incentive (“STI”) target, and grant date fair value of annual long-term incentive awards. As the chart illustrates, the majority of target compensation levels for our Chief Executive Officer remained flat over this period. Other than the increase to his 2020 long-term incentive award, we have not provided any pay increase of any kind to our Chief Executive Officer in six years. The realized compensation for our Chief Executive Officer for that same period includes base salary paid in each year, STI paid in respect of each year, and payout of long-term incentive compensation that vested after the relevant performance period (i.e., the value at the time of vesting of restricted stock and PSUs that vested immediately after the year in question).

As the first chart below illustrates, the realized compensation of our Chief Executive Officer in 2017 was significantly less than target, and increased in line with our performance over the next two years, followed by an increase to his 2020 long-term incentive award, a decision made in December 2019 reflective of our then-continuing improved results. The decrease in his 2020 realized compensation reflected the decrease to his realized STI, decrease in realized restricted stock value, and voluntary reduction to his base salary taken in connection with the ongoing COVID-19 pandemic, offset in part by the payout at the maximum level (200%) of three-year cliff vesting PSUs (which were granted in January 2018) as a result of our TSR outperforming all but one of our PSU peer companies over the three-year performance period.

The second chart graphically depicts our TSR performance over the three-year performance measurement period for our PSUs granted in January 2018 compared to the TSRs of the peer companies identified in the 2018 PSU award agreements. Our relative TSR performance was reflected in the 2020 realized compensation of our Chief Executive Officer.

While we recognize the many challenges our industry and our Company faced in 2020, which are reflected in our 2020 results, we also believe that our relative performance as compared to our peers along with other financial and operational indicators demonstrate the successes and strong management of our executive leadership during this period.

30 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

(1)

The realized compensation levels shown include base salary paid in each year, STI paid in respect of each year, and payout of long-term incentive compensation that vested after each year (i.e., the value at the time of vesting of restricted stock and cliff vesting PSUs that vested immediately after the year in question).

(2)

Value of PSU payout, which was determined by our three-year stock performance compared to that of our peer group companies (as set forth in the applicable PSU award agreement), vesting immediately after the applicable year.

(3)	Value of time-vesting restricted stock vesting immediately after the applicable year.
(4)	Represents stock price during the four-year period beginning January 1, 2017 and ending December 31, 2020.

(1)

We define TSR for this three-year period as the average stock price for the 20 trading days prior to December 31, 2020 divided by the average stock price for the 20 trading days prior to January 1, 2018.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 31

COMPENSATION DISCUSSION AND ANALYSIS

2020 Executive Compensation Program

The following charts show the elements of 2020 executive compensation approved by the Compensation Committee, including target level STI opportunity and long-term incentives at grant date fair value. For our Chief Executive Officer and other NEOs, a significant portion of 2020 compensation that could be earned was based on the performance of those at-risk compensation elements (87% and 77%, respectively).

Reflective of Company performance that had shown steady growth over the prior four-year period in foundational metrics such as adjusted EBITDA – which by the end of 2019 had experienced a cumulative 100% increase from 2016 – and net income, which doubled in 2019 compared to 2018, the Compensation Committee determined in December 2019 to increase certain levels of 2020 total targeted compensation (i.e., base salary, STI target and long-term incentive award values) for our NEOs, as set forth below.

Base salaries for our NEOs – other than our CEO – increased in 2020, in recognition of continued Company growth and the individuals’ successes, and as aligned by our compensation philosophy and benchmarking peers.

Our 2020 STI program was based on the sole metric of adjusted EBITDA. The Compensation Committee continued to view this financial metric as the Company’s most important business driver as reflective of utilization, rates and cost management.

As in prior years, our 2020 executive long-term incentive program was based on our stock price performance. Half of the long-term incentive award was comprised of time-vesting restricted stock, the value of which (when and after vested) depends on our absolute stock price. The other half of the award was comprised of cliff-vesting PSUs, the payout (if any) of which reflects not only the stock price at the time of payout but also the relative TSR performance of the Company over a three-year performance period compared to that of a designated performance peer group.

Further, in 2020 we made a number of compensation-related decisions in response to, and proactively in respect of, the global COVID-19 pandemic. Although 2020 was a year unlike any other, we nevertheless did not make any mid-year changes to any of our compensation programs, whether to metrics, performance targets or measurement periods. Our NEOs and the Board voluntarily agreed to temporary reductions to their 2020 base salaries and cash retainers, respectively, early in the pandemic. Discretionary 2020 STI awards were made to NEOs consistent with the STI program in recognition of the NEOs’ efforts and results in 2020, but only after the full year’s results were known. In all cases we believe that all such decisions were made further to the fundamental principle of aligning our executive management’s interests with those of our shareholders.

32 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

The overall design and execution of the 2020 executive compensation program, including voluntary reductions to our NEOs’ base salaries, discretionary awards of STI, and long-term incentive payouts that remain based on stock price performance (on both an absolute basis as relates to awards of restricted stock, and as compared to our performance peers as relates to awards of PSUs), demonstrate our compensation philosophy of supporting the alignment of executive management and shareholder interests, whether during times of industry booms or stress, and even in the face of a most challenging year.

Key Features of Our 2020 Executive Compensation Program

What We Do	What We Don’t Do

✓  Substantial focus on performance-based pay

✓  Balance of short- and long-term incentives

✓  Annual bonus structure tied to stretch Helix financial performance and full payout requires beating, not just meeting, budget

✓  Align executive compensation with shareholder returns through long-term incentives

✓  Retain an independent external compensation consultant

✓  Consider peer group benchmarks when establishing compensation

✓  Maintain Incentive Award Recoupment Policy which can result in clawback of executive compensation

✓  Impose robust stock ownership guidelines for our Section 16 officers and our directors

✓  Allow pledging of stock only if certain stringent quantitative requirements are met (including limiting the amount of stock being pledged) and the transaction is also approved by the Board considering a variety of factors

✓  Maintain a strong risk management program, which includes monitoring the effect of our compensation programs on risk taking

NO hedging of our stock NO tax gross-ups in post-2008 agreements NO single trigger change of control payments NO guaranteed salary increases NO guaranteed bonuses NO perquisites

B.          EXECUTIVE COMPENSATION PROCESS

The executive compensation process is led by the Compensation Committee, which has overall responsibility for reviewing, evaluating and approving Helix’s executive compensation policies, plans, programs and agreements. Our management provides input on performance and achievements, and an independent compensation consultant provides competitive market data and advises the Compensation Committee on program design.

The following summarizes the allocation of responsibilities associated with our executive compensation program:

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 33

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Process Participants
Compensation Committee (comprised of four independent directors)

•   Oversees and approves program principles and philosophies

•   Determines STI program design and metrics for our executive officers

•   Determines design of long-term incentive program for our executive officers

•   Determines all levels of compensation for each of our executive officers including base salary, STI targets, and long-term incentive awards

•   Reviews and approves payouts under performance-based short-term and long-term incentive programs for our executive officers, including any application of positive or negative discretion

•   Considers all other arrangements, policies and practices related to our executive officer compensation program such as employment agreements, our clawback policy, change in control arrangements, and policies regarding hedging and pledging

•   Does not delegate any of its functions or authority to management regarding compensation for our executive officers

•   Has exclusive authority to retain and terminate any independent compensation consultant

•   Oversees aspects of our compensation arrangements affecting our executive officers as well as our non-executive employees, such as our Employees’ 401k Savings Plan, 2005 Long Term Incentive Plan and ESPP

Independent Compensation Consultant

•   Retained by, and performs work at the direction and under the supervision of, the Compensation Committee

•   Provides advice, research and analytical services on subjects such as trends in executive compensation, executive officer compensation program design, peer and industry data, and independent director compensation

•   Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings, and communicates with the Compensation Committee between meetings

•   Provides no services to Helix other than those provided directly to or on behalf of the Compensation Committee

Management

•   CEO provides input with respect to base salary, STI targets and long-term incentive award values for executive officers other than himself

•   CEO provides information on Helix’s short-term and long-term business and strategic objectives for consideration by the Compensation Committee in structuring the STI program and performance-based long-term incentive awards

•   CEO provides the Compensation Committee a performance assessment of each executive officer

Competitive Benchmarking Process

In general, and consistent with a performance-based compensation philosophy, the Compensation Committee seeks to ensure that executive base pay is within a competitive range of the appropriate peer group median, with an opportunity to earn greater overall compensation in the event such is warranted by our financial and stock price performance. The exact level of targeted compensation for each NEO varies based on the individual’s role in Helix, his or her experience, and his or her contribution to our success.

For 2020 compensation, the Compensation Committee retained Willis Towers Watson as its independent compensation consultant. The Compensation Committee determined that Willis Towers Watson is independent from Helix’s management, based on information received from Willis Towers Watson including information responsive to six specifically listed factors set forth in the NYSE’s rule requiring that compensation committees consider factors relevant to a consultant’s independence in connection with the consultant’s engagement.

Given the complexities of our Company’s services, potential competitors and other special characteristics, we have bifurcated our compensation peer groups into (i) a bespoke Benchmarking Peer Group for purposes of compensation comparators and (ii) a formulaically selected Performance Peer Group for purposes of measuring the Company’s performance in connection with long-term incentive-based compensation. We believe this bifurcation allows the Compensation Committee to account for our unique business model while at the same time continuing to hold us accountable for our performance against our overall industry.

34 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

For benchmarking purposes, the Compensation Committee compares the total compensation for each NEO position to the compensation paid for similar positions by companies in our Benchmarking Peer Group, as set forth in those companies’ proxy statements for the prior year. Willis Towers Watson proposes companies to be included in the Benchmarking Peer Group and the methodology for selecting that peer group, and may consult with management to ensure that the most appropriate companies are selected, including from the perspective of similarity of business lines and competition for talent. The Compensation Committee then reviews and, as it may deem appropriate, approves the proposed Benchmarking Peer Group for the applicable compensation year.

It is difficult to select appropriate peer groups for our Company. We operate in a very competitive environment, and our business is diverse. Traditionally our services have covered the lifecycle of an oil or gas field, with a focus on offshore well intervention and robotics, and in recent years we have seen an increasing demand for our services from the offshore renewable energy market. Certain of our competitors are substantially larger with greater financial and other resources; others may be smaller and willing to take on additional risks. We compete with drilling rigs for certain work, but we are not a drilling company. Many of our principal competitors are international companies that compensate their executives differently from U.S. companies for a variety of reasons and/or do not publish the same type of compensation information as U.S. companies do. In sum, we are proud to be a unique provider of offshore solutions, but with that comes the challenge of identifying peer companies against which to compare ourselves.

In determining our Benchmarking Peer Group, we strive to define the market for our executive talent using a sizable group of companies that are comparable to us in both line of business and size. However, because we do not have a substantial number of direct competitors, and we are competing across a variety of industry sub-sectors, there are challenges in identifying companies to comprise our Benchmarking Peer Group.

During 2019 the Compensation Committee with guidance from Willis Towers Watson conducted a Benchmarking Peer Group review process in order to identify what it believed to be the most appropriate peer companies for the 2020 compensation decision making process. As part of its review process the Compensation Committee reviewed the Company’s then-current benchmarking peers for relevant year-over-year updates and conducted a screen using several defined criteria, namely to narrow the group to only include U.S. companies publicly traded on major exchanges, with no bankruptcies or de-listing activity in the last three years, relevant Global Industry Classification Standard (GICS) codes and business/product descriptions, and revenues most closely resembling those of Helix. Secondary screening factors included a potential peer’s EBITDA, total assets, market capitalization and TSR performance. The review also took into account a “peers of peers” analysis and consideration of those companies with whom Helix was believed to be most likely competing for executive talent.

Ultimately, the Compensation Committee selected the following peer companies to be utilized as the 2020 Benchmarking Peer Group:

2020 Benchmarking Peer Group

Core Laboratories N.V.

Dril-Quip, Inc.

Frank’s International N.V.

Forum Energy Technologies, Inc.

McDermott International, Inc.

Newpark Resources, Inc.

Noble Holding Corporation plc

Oceaneering International, Inc.

Oil States International, Inc.

SEACOR Holdings Inc.

Superior Energy Services, Inc.

TETRA Technologies, Inc.

Valaris plc

We believe that the companies identified in the table above were at their time of selection the best and most appropriate companies for benchmarking compensation, which helps attract and retain highly qualified, experienced and technically proficient executives with well-developed management, operational and marketing skills needed to excel in our industry. The Compensation Committee will continue to review and monitor the Benchmarking Peer Group on an annual basis and select peers based on appropriate screening criteria, metrics and competition for executive talent.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 35

COMPENSATION DISCUSSION AND ANALYSIS

Tax and Accounting Considerations

The Compensation Committee and Helix management consider the accounting and tax impacts of various compensation elements when designing our executive compensation programs and making other compensation decisions. These considerations, however, are secondary to meeting the overall objectives of our executive compensation programs.

Pursuant to the Tax Cuts and Jobs Act (the “2017 Tax Act”) that was signed into law in December 2017, under Section 162(m) of the Internal Revenue Code of 1986, as amended, all compensation (other than certain grandfathered arrangements) that is paid to “covered employees” (as defined in the 2017 Tax Act) in excess of $1 million will be non-deductible. Now subject to this $1 million deduction limitation is compensation that, prior to the enactment of the 2017 Tax Act, qualified as performance-based compensation and was excluded from the $1 million deduction limitation. Although the Compensation Committee does consider the accounting and tax impacts of its compensation decisions, including the potential application of Section 162(m), it may approve compensation, including performance-based incentive awards, that exceeds the $1 million deduction limitation in order to ensure competitive levels of compensation for our executive officers. Tax deductibility does not drive the Compensation Committee’s compensation decisions, and as a result, certain compensation paid to our NEOs may not be deductible by Helix for tax purposes. The Compensation Committee will continue to take into account all applicable facts and circumstances in exercising its business judgment with respect to appropriate compensation program design.

C.	COMPENSATION PHILOSOPHY AND OBJECTIVES

Helix’s compensation program is based on the philosophy that our executive management team should be aligned with our shareholders, and that our executives should be incentivized and rewarded for performance that advances business goals and the creation of sustainable value in all business cycles, leading to shareholder value creation. Our overall compensation program is designed to achieve four key objectives: (1) attracting, retaining and motivating qualified executives, (2) advancing our business strategy and creating long-term value, (3) aligning management’s and shareholders’ interests, and (4) discouraging undue risk taking.

Implementing our business model and strategy in a cyclical business environment requires input from highly qualified, experienced and technically proficient executive officers. We rely on our executive officers to operate effectively in both positive and negative industry environments. They are charged with being able to develop and execute Helix’s strategies to achieve value for shareholders through all fluctuations of our business.

The Compensation Committee believes our executive compensation program helps us attract, retain and motivate qualified, experienced and technically proficient executive officers through a range of business cycles.

We strive to pay base salaries for our executives near the median level compared to our benchmark peers, and to allow our executives to earn greater levels of short-term and long-term compensation only when our financial performance and shareholder returns warrant compensation at those higher levels. The Compensation Committee believes that both the structure and results of our 2020 executive compensation program reflect our navigation of and responses to global and industry-specific challenges, and shareholder return relative to our industry peers during unprecedented market conditions.

The following table summarizes the objectives of Helix’s executive compensation program and the particular compensation practices and elements that support each objective.

36 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Objective	Practice

Attract, retain and motivate executives through range of cycles

•   Retain independent compensation consultant for advice on competitive landscape

•   Target total compensation at competitive market levels, and allow executives to earn total compensation above the median of the range only when warranted by stretch financial performance and relative shareholder return

•   Consider each executive’s roles, responsibilities and goals

Advance business strategy and create long-term value

•   Balance short- and long-term performance incentives with emphasis on the longer term

•   Compensate based on overall Helix performance, implementation by NEOs of business strategies, and achievement of annual stretch financial objectives and stock price performance

Align management and shareholder interests

•   Pay out long-term incentive performance-based compensation based on sustained stock price performance considering the cyclical nature of our industry

•   Consider shareholder views in establishing compensation policies and levels

•   Establish and enforce stock ownership guidelines

Discourage undue risk taking

•   Substantial portion of total compensation is “at-risk,” of which a significant portion is longer-term, performance-based and cliff-vesting

•   Maintain clawback policy providing for potential recoupment of executive compensation

•   Maintain prohibition of hedging and stringent limitations on pledging of stock

Consideration of Risk

Our compensation program is intended to be balanced and primarily focused on the long term, which is consistent with our strategy and business model. The greatest amounts of compensation can be achieved through consistent, superior performance over sustained periods of time. In addition, significant amounts of compensation are paid out over time, specifically the long-term incentive awards. These practices, along with our clawback policy, stock ownership guidelines and a policy prohibiting NEOs from hedging and limiting NEOs’ pledging of Helix stock, incentivize our executives to manage Helix for the longer term, while discouraging them from taking undue risk in the short term.

Clawback Policy

We have implemented an Incentive Award Recoupment Policy, or “clawback” policy, that provides for recoupment of executive compensation, whether cash or equity, in certain circumstances. Under the policy, the Board may recoup certain executive compensation from our Chief Executive Officer or Chief Financial Officer in

the event either (1) the Company revises its previously issued financial statements for the purpose of correcting material errors or (2) such person engages in misconduct that the Board believes has caused material financial, operational or reputational harm to the Company.

Stock Ownership Guidelines

We have in place stock ownership guidelines for our Section 16 officers and our independent directors. These covered persons have five years from the date they become subject to the guidelines to accumulate the equity necessary to comply with the guidelines. The forms of equity ownership that can be used to satisfy the guidelines include shares of our common stock owned directly, shares of our common stock owned indirectly (e.g., by a spouse or a trust), time-vesting restricted stock and time-vesting restricted stock units (“RSUs”). The ownership guidelines are as follows:

•	Independent Board Members – five times annual cash retainer
•	President and Chief Executive Officer – six times current base salary
•	Executive Vice Presidents – three times current base salary
•	Senior Vice Presidents, Vice Presidents and other Section 16 officers not listed above – two times current base salary

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 37

COMPENSATION DISCUSSION AND ANALYSIS

The value of an individual’s holdings is based on the average of the closing price of a share of our common stock for the previous calendar year. There are penalties for non-compliance, which may include the retention of a portion of a participant’s vested shares or the participant receiving grants of equity in lieu of cash compensation until compliance is achieved; waivers may be granted for certain hardship issues. As of

December 31, 2020, all of our directors and Section 16 officers were in compliance with the stock ownership guidelines. Only Ms. Nelson, who joined the Board in August 2019, and Mr. Neikirk, who was promoted to Senior Vice President in May 2019, do not currently hold the equity necessary to comply with the guidelines, but each is within the five-year window in which to achieve compliance.

Hedging and Pledging Policy

Helix considers it inappropriate for any director, officer or employee to enter speculative transactions in our stock. Therefore, we have a policy that prohibits the purchase or sale of puts, calls or options based on our securities, or the short sale of our securities. Directors, officers and other employees may not purchase Helix securities on margin. The policy prohibits the hedging of our stock and imposes discrete stringent limitations on the ability to pledge Helix stock.

Because much of the net worth and compensation of our executives consists of Helix stock, our executives may prefer to pledge stock as collateral for a loan rather than selling Helix stock to meet cash needs. However, any significant sale of that collateral into the market may have adverse consequences (at least in the short term) on our stock price. Accordingly, Helix’s policy provides that directors and officers may pledge our stock only if the pledged stock does not exceed:

•	25% of the director’s or officer’s total holdings;
•	2% of Helix’s outstanding securities; and
•	200% of Helix’s average daily trading volume over the three months prior to the transaction.

In addition, every pledge transaction must be specifically approved by the Board. In assessing a potential pledging transaction, the Board may consider any factors it deems appropriate and relevant, including whether the indebtedness secured by the pledged stock is non-recourse, whether the director or officer has other assets to satisfy the loan, whether the stock pledged was purchased (as opposed to granted as compensation by Helix), and any mechanisms in the pledge transaction that are in place to avoid undesirable transactions in Helix’s securities.

At this time, there are no outstanding pledges of our stock by any of our directors or officers.

D.	2020 EXECUTIVE COMPENSATION COMPONENTS

For 2020, the primary components of compensation for our NEOs consisted of:

•	A base annual salary
•	A short-term cash incentive opportunity based on 2020 financial results
•	A long-term incentive award in the form of cliff-vesting PSUs
•	A long-term incentive award in the form of time-vesting restricted stock

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Compensation Committee’s goal is to achieve the appropriate balance between short-term cash incentives for achievement of stretch annual financial performance targets and long-term incentives to promote achievement of sustained value over the longer term.

The following table sets forth the total target 2020 compensation for each NEO, broken out by base salary, STI target and grant date fair value of long-term incentive awards. Following that is a more detailed discussion of each element of our NEOs’ 2020 compensation.

Named Executive Officer	2020 Base Salary	2020 STI Target	2020 Long-Term Incentive Award	Total Target Direct Compensation
Owen Kratz	$700,000	$1,050,000	$3,600,000	$5,350,000

Scotty Sparks	$460,000	$460,000	$1,175,000	$2,095,000

Erik Staffeldt	$440,000	$440,000	$1,075,000	$1,955,000

Ken Neikirk	$360,000	$360,000	$750,000	$1,470,000

38 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Base Salary Determination

In establishing base salaries for our executive officers, the Compensation Committee considers a number of factors, including:

•	Job responsibilities
•	Individual contributions
•	Level of experience and compensation history
•	Benchmarking peer company data

NEO base salary is generally set at the regularly scheduled December meeting of the Compensation

Committee in the preceding year. Our Chief Executive Officer’s base salary has not changed since 2008. Increases were made in December 2019 to the 2020 base salary levels for Messrs. Sparks, Staffeldt and Neikirk reflective at such time of the Company’s continued growth as well as the NEO’s individual and Company successes, with such increases made by the Compensation Committee in consultation with Willis Towers Watson and supported by market data of our Benchmarking Peer Group. Following are our NEOs’ base salaries for 2019 and 2020:

NEO Base Salaries for 2019 and 2020

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percent Increase

Owen Kratz	$700,000	$700,000	N/A
Scotty Sparks	$375,000	$460,000	22.7%
Erik Staffeldt	$375,000	$440,000	17.3%
Ken Neikirk(1)	$300,000	$360,000	20.0%

(1)  Mr. Neikirk was promoted in May 2019 to Senior Vice President, General Counsel and Corporate Secretary, at which time his base salary determined by the Compensation Committee increased to the amount set forth above. Mr. Neikirk’s 2019 base salary on a prorated (blended) basis was $276,296.

Further, on May 19, 2020 in response to the global pandemic, the Compensation Committee approved temporary reductions in base salary for each of our NEOs, as well as to the annual cash retainers paid to the Board. The salary and retainer reductions took effect on June 1, 2020, in the amount of 25% of the base salaries for Mr. Kratz and 10% each for Messrs. Sparks, Staffeldt and Neikirk, and 20% of the directors’ annual retainers and the annual retainer paid to the Chairman of the

Board for such service, and remained in effect through December 31, 2020. As communicated at the time, the NEOs and the Board voluntarily undertook the reductions due to the impact and uncertainty of the then-current volatility in oil prices and the overall energy market, as well as the ongoing global health pandemic, on our shareholders and employees. Accordingly, the realized 2020 base salaries for each NEO are as follows:

NEO Realized Base Salaries for 2020

Named Executive Officer	2020 Base Salary	Percent Reduction	Realized 2020 Base Salary(1)

Owen Kratz	$700,000	25%	$597,917
Scotty Sparks	$460,000	10%	$433,167
Erik Staffeldt	$440,000	10%	$414,333
Ken Neikirk	$360,000	10%	$339,000

(1) Amounts reflect each NEO’s prorated base salaries for 2020, as voluntary temporary reductions were effective during the period from June 1, 2020 through December 31, 2020.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 39

COMPENSATION DISCUSSION AND ANALYSIS

Short-Term Cash Incentive Program

For the past several years, we have substantially aligned our annual short-term cash incentive program for executive officers with that of our entire onshore workforce. The STI program consists of a cash opportunity designed to reward employees, including our executive officers, for the achievement of certain stretch corporate financial goals in a given year. Payouts, if earned, are typically made in March of the year following the applicable performance year.

The STI target for each executive officer is expressed as a percentage of his or her salary. Individual NEO STI targets for a given year are generally established at the December meeting of the Compensation Committee in the prior year (at the same time base salary and long-term incentive awards are determined), and STI program design and metrics are generally established at the Compensation Committee’s first regular meeting of the applicable year.

In February 2020, the Compensation Committee approved the 2020 STI program for Helix’s executive officers, reaffirmed that achieving a certain level of adjusted EBITDA was again viewed as the key financial objective for Helix and its shareholders, and therefore established that adjusted EBITDA would serve as the sole financial metric for determining STI payout in 2020. As with the prior years’ programs, there was for 2020 a significant “stretch” element in the STI metrics — to earn a target payout, adjusted EBITDA had to exceed the Board-approved 2020 adjusted EBITDA budget for the Company.

For 2020, up to 25% of target could be earned in the event three tiers of adjusted EBITDA were achieved; the tiers, notable milestones and potential payouts at each EBITDA tier are shown in the chart below. This tiered approach was designed to provide executives and employees an STI payment that would be meaningful if a certain financial performance level is achieved, but not in an amount that would negatively affect adjusted EBITDA to a significant extent if the Company was not able to achieve its adjusted EBITDA budget.

Beyond the three tiers of STI payout depicted below, following the Company’s achieving 2020 adjusted EBITDA of $192 million, an incremental profit pool of funds consisting of 50% of adjusted EBITDA in excess of $192 million up to the maximum target levels for all employee participants (including executive officers) would be formed, payout of which would be allocated among such participants, including our executive officers, based on their STI targets, provided that no executive officer could earn an STI payout in excess of his or her maximum level set by the Compensation Committee. Thus it was possible for an NEO to earn an STI payout below or above his or her target amount, but not above a maximum level. For 2020 and as with prior years’ STI programs, any STI payout was capped regardless of Company financial performance at approximately 133% of target, a cap amount that is lower than those of our benchmarking peers. In addition, pursuant to the terms of the 2020 STI program, notwithstanding the financial metrics set forth below any individual executive officer’s bonus for 2020 could be adjusted upward or downward in the sole discretion of the Compensation Committee.

Set forth below are the 2020 adjusted EBITDA targets at which various levels of STI payouts could be earned:

	2020 Adjusted EBITDA	STI Payout %
Threshold	$170 million	5%
	$180 million	10%
Annual Budget	$192 million	25%
Target	$200 million	100%
Maximum	$204 million	Approximately 133%

40 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

NEO target and maximum STI levels are generally set at the regularly scheduled December meeting of the Compensation Committee in the preceding year. Our Chief Executive Officer’s target and maximum STI levels have not changed since 2014. Increases were made in December 2019 to the 2020 target and maximum STI levels for Messrs. Sparks, Staffeldt and Neikirk reflective at such time of the Company’s continued growth as well as the NEO’s individual and Company successes, with such increases made by the Compensation Committee in consultation with Willis Towers Watson and supported by market data of our Benchmarking Peer Group. For 2020 the target and maximum STI levels for each NEO were as follows:

Named Executive Officer	Target	Maximum
Owen Kratz	$1,050,000	$1,400,000
Scotty Sparks	$460,000	$612,000
Erik Staffeldt	$440,000	$585,000
Ken Neikirk	$360,000	$479,000

Adjusted EBITDA for 2020 was approximately $155 million. Because the pre-budget tiers were not met, formulaic application produced a zero payout under the 2020 STI program.

During the course of 2020 the Compensation Committee considered whether to make mid-year adjustments to the Company’s various incentive programs, including the 2020 STI program. However because of the economic instability brought on by the pandemic and the inability to predict its impact for the year, the Compensation Committee decided not to reset the annual performance target mid-year, instead waiting to assess whether to exercise any positive or negative discretion only following its understanding of full-year individual and Company performance. The Compensation Committee determined that any exercise of discretion should be performance-based and focused on management’s execution in a number of key areas critical to enhancing the Company’s overall performance.

The Compensation Committee always seeks to uphold the tenets of our executive compensation program, including its retention goals. The Compensation Committee believes the Company’s ability to succeed,

including in extraordinarily challenging times, depends on the Company’s ability to attract and retain executives aligned in its values, who come together and adapt during the toughest of times, and who create and execute successful long-term strategies designed to increase shareholder value. As noted above, despite the challenges of 2020 we successfully reduced our net debt by $85 million (from $143 million to $58 million), generated Free Cash Flow of nearly $80 million (which was approximately 154% higher than the $31 million generated in 2019), delivered one of our safest years to date, and incurred only minimal operational disruptions due to COVID-19. The Compensation Committee noted that executive management had determined, consistent with the terms of the Company’s non-executive 2020 STI program, to provide the broader employee base with discretionary bonuses in light of the employees’ resilience and performance in the face of global and industry-specific challenges.

For these reasons, the Compensation Committee believed that paying our NEOs 2020 STI at 45% of target, as set forth below, was in the best interests of the Company and reflected the NEOs’ performance and the Company’s financial and operational results in 2020:

2020 Short-Term Incentive Payouts: Target v. Actual
Named Executive Officer	Target	Actual
Owen Kratz	$1,050,000	$472,500
Scotty Sparks	$460,000	$207,000
Erik Staffeldt	$440,000	$198,000
Ken Neikirk	$360,000	$162,000

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 41

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentive awards serve to align the economic interests of our executive officers with those of our shareholders. We believe that our restricted stock and PSU awards provide proper incentives to avoid undue risk taking while increasing long-term shareholder value. We also believe that these awards are an important retention tool with respect to our NEOs.

In determining the value of each NEO’s long-term incentive award, the Compensation Committee typically reviews the data provided by its independent compensation consultant, historical awards and the Chief Executive Officer’s recommendation regarding the long-term incentive award for each NEO, and makes its determination at its regularly scheduled December meeting in the preceding year.

2020 Long-Term Incentive Awards

Like the annual long-term incentive awards to our NEOs since 2015, the 2020 long-term incentive awards consisted of: (1) 50% in the form of a cliff-vesting PSU award, the payout of which is based on our TSR over a three-year performance period compared to that of our performance peer group and (2) 50% in the form of a time-vesting restricted stock award. Thus, half of the total award pays out depending on how our TSR compares to that of our PSU peers as opposed to the absolute price of our own stock, which may be influenced by general industry or macroeconomic conditions that may exist at various points in time, rather than our own financial performance.

The Compensation Committee determined in December 2019 that the total value of the 2020 long-term incentive award opportunity for Mr. Staffeldt would be the same as the prior year. The value of the long-term incentive award to Mr. Kratz was increased from $3,200,000 to $3,600,000; prior to such increase Mr. Kratz last received an increase to his long-term incentive award value in 2014. The value of the long-term incentive award to Mr. Sparks was increased from $1,075,000 to $1,175,000. The value of the long-term incentive award to Mr. Neikirk was increased from a $150,000 time-vesting cash award in 2019 (as he was not made an executive officer until May 2019) to a $750,000 long-term incentive award in the same form as the other NEOs. Increases to the long-term incentive award values for Messrs. Kratz, Sparks and Neikirk were made in December 2019 reflective at such time of the Company’s continued growth as well as such NEO’s individual and Company successes, with such increases made by the Compensation Committee in consultation with Willis Towers Watson and supported by market data of our Benchmarking Peer Group.

Set forth below are the long-term incentive awards granted in January 2020 to each of our NEOs:

2020 Long-Term Incentive Awards

Named Executive Officer	PSU Awards (50%)	Restricted Stock Awards (50%)	Total Value of LTI Awards
Owen Kratz	186,916	186,916	$3,600,000
Scotty Sparks	61,007	61,007	$1,175,000
Erik Staffeldt	55,815	55,815	$1,075,000
Ken Neikirk	38,941	38,941	$750,000

42 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

2020 PSU Awards

In January 2020, each NEO received a PSU award pursuant to our 2005 Long-Term Incentive Plan. Each unit represents the contingent right to receive at vesting one share of our common stock. These awards are to be paid out, if at all, in shares of Helix common stock. The PSU awards are subject to a three-year cliff-vesting, with the final number of shares issued based on our TSR relative to that of our Performance Peer Group companies over the same three-year period.

In 2020 the Compensation Committee established a separate Performance Peer Group, bifurcated from our Benchmarking Peer Group, to measure comparative TSR performance under the 2020 PSU awards. The Performance Peer Group was established formulaically to be comprised of all companies within the S&P 1500 (a composite index comprised of the S&P 500, S&P 400 mid-cap index and the S&P 600 small-cap index) which utilize a GICS code specific to the Oil & Gas Equipment & Services sub-industry. In creating the Performance Peer Group the Compensation Committee emphasized its desire for an unbiased and repeatable approach to establishing a large group of companies against which the Company competes for investment dollars. Accordingly, the Performance Peer Group under the 2020 PSU awards was as follows:

2020 PERFORMANCE PEER GROUP
Apergy Corporation
Archrock, Inc.
Baker Hughes Company
Core Laboratories N.V.
DMC Global Inc.
Dril-Quip, Inc.
Era Group Inc.
Exterran Corporation
Geospace Technologies Corporation
Halliburton Company
KLX Energy Services Holdings, Inc.
Matrix Service Company
McDermott International, Inc.
National Oilwell Varco, Inc.
Newpark Resources, Inc.
Oil States International, Inc.
ProPetro Holding Corp.
RPC, Inc.
Schlumberger Limited
SEACOR Holdings Inc.
TechnipFMC plc
TETRA Technologies, Inc.
U.S. Silica Holdings, Inc.

The maximum number of shares that may be issued at vesting is 200% of the number of units awarded and the minimum number of shares that may be issued is zero. The TSR formula for the 2020 PSU awards is computed using our stock price as follows:

Ending Price – Beginning Price + Dividends*	= Total Shareholder Return
Beginning Price

*Dividends, if any paid over the performance period; Beginning Price being the average closing price of the last 20 trading days of 2019 and the Ending Price being the average closing price of the last 20 trading days of 2022.

The TSR performance threshold required for any payout of the PSUs issued in 2020 is the 30th percentile of the peer group (in which case 50% of PSUs are paid out) and the TSR performance requirement for a maximum payout is the 90th percentile of the peer group (in which case 200% of PSUs granted are paid out). Payout of 100% (or “target”) is made if TSR performance is at the

50th percentile, and payout of 150% is made if TSR performance is at the 70th percentile. Payout for performance rankings between the foregoing points is calculated on a linear basis. In the event TSR performance falls below the 30th percentile, no payout of PSUs is earned.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 43

COMPENSATION DISCUSSION AND ANALYSIS

2020 Restricted Stock Awards

In January 2020, each NEO received a time-vesting restricted stock award pursuant to our 2005 Long Term Incentive Plan. The restricted stock awards vest over a three-year period in one-third increments on each anniversary of the grant date.

Payouts of Prior Long-Term Incentive Awards

Our executive officers (other than Mr. Neikirk who was only an NEO at the time of the 2020 restricted stock award) had long-term incentive awards that vested immediately after the end of 2020, the payout of which was based on the performance of our common stock, i.e., an annual vesting for each of the 2018, 2019 and 2020 restricted stock awards, and the cliff-vesting of the 2018 PSU awards.

Perquisites and Benefits

Our NEOs only receive benefits that are either available to all our employees or otherwise are integrally and directly related to the performance of their duties at Helix. We do not provide pension arrangements, free or subsidized post-retirement health coverage or similar benefits to our NEOs.

We offer a variety of health and welfare and retirement programs to all eligible employees. Helix’s executive officers are eligible for the same benefit programs on the same basis as the rest of our U.S. employees. Our

Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with certain severance benefits. In addition, we believe that the interests of our shareholders are served by having limited change in control benefits for executive officers who would be integral to the success of, and are most likely to be impacted by, a change in control of the Company. In November 2008, Mr. Kratz executed an amended and restated employment agreement with the Company. Messrs. Sparks, Staffeldt and Neikirk each executed an employment agreement in May 2015, June 2017 and May 2019, respectively, in connection with their promotion to an executive officer position. Messrs. Sparks’s, Staffeldt’s and Neikirk’s employment agreements do not have a “gross-up,” or excise tax protection, provision.

The employment agreements with our NEOs contain severance benefits in the event the executive’s employment is terminated by Helix without “Cause” or

With respect to the cliff vesting of the 2018 PSU awards at the end of the performance period ending December 31, 2020, Helix’s three-year TSR exceeded that of all but one of its PSU peers and fell into the highest decile of the peer group. Therefore, in accordance with the terms of each such executive officer’s PSU Award Agreement, 200% of the granted PSUs was earned by such executive officers.

health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement our employees’ personal savings and social security. Our retirement program for our U.S. employees, including our executive officers, consists solely of our Helix Energy Solutions Group, Inc. Employees’ 401(k) Savings Plan. All executive officers except for Mr. Sparks participate in our 401(k) plan.

the executive terminates his or her employment for “Good Reason,” as those terms are defined in the agreements. The employment agreements generally contain benefits payable to the executive officer if the executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change in Control.” We believe the provision of these benefits to be reasonable and customary within our benchmarking peer group. For more information regarding the severance and change in control benefits, please refer to “Employment Agreements and Change in Control Provisions.”

In February 2012, the Compensation Committee adopted a policy that prohibits any future employment agreements with executive officers from containing “single trigger” change in control provisions, or “gross-up,” or excise tax protection, provisions. None of our executive officers’ employment agreements have a “single trigger” for payout of severance benefits in the event of a change of control.

44 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Looking Ahead: COVID-19, Market Outlook, and 2021 Compensation Program Adjustments

In recognition of the many challenges the Company is currently facing, whether related to the ongoing COVID-19 pandemic or industry and other market headwinds, the Compensation Committee with the full support of our executive officers has taken a variety of proactive measures with respect to our executive compensation program.

In response to the current market, the 2021 long-term incentive award levels for Messrs. Kratz, Sparks and Staffeldt were reduced considerably, to $1,100,000, $1,000,000 and $900,000, respectively. The Compensation Committee made, and our executive officers supported, these reductions not as reflective of performance nor with the intention to make such reductions permanent, but rather as a cost-savings measure for the Company and consistent with our stated compensation philosophy of aligning executive management and shareholder interests. For 2021, base salary and target and maximum STI levels for Messrs. Kratz, Sparks and Staffeldt remain the same as they were for 2020. For 2021, base salary, target and maximum STI levels, and the long-term incentive award level for Mr. Neikirk increased to $400,000, $400,000 $532,000 and $800,000, respectively, consistent with the Company’s practice of gradual increases to recently promoted NEOs and to align his compensation more closely with that of his benchmark peers over a multi-year period.

With respect to the long-term incentive awards to our executive officers for 2021, the Compensation Committee also (i) adjusted the form of award to substitute awards of time-vesting restricted stock for time-vesting RSUs that have the optionality, in the Compensation Committee’s sole discretion, to be paid in cash, which adjustment was driven by the desire to conserve the Company’s share count and avoid potential dilution in the current market, and (ii) included within the PSU award agreements a Free Cash Flow performance metric equally weighted with the TSR metric, in order to emphasize the importance of Free Cash Flow in assessing the Company’s overall performance. The Compensation Committee believes both of such changes for 2021 are appropriate in the current environment and will continue to align our executive management and shareholder interests.

For 2021 the Compensation Committee continued the bifurcated approach of utilizing a Benchmarking Peer Group for purposes of compensation comparators and a separate formula-based Performance Peer Group for purposes of measuring the Company’s performance in connection with long-term incentive-based compensation. With respect to PSUs awarded in 2021 the Compensation Committee refined the formula by which the Performance Peer Group is derived, to further align with peer practices and continue with an unbiased and repeatable approach.

Lastly, the Compensation Committee will continue to consider the business and financial impacts of the ongoing COVID-19 pandemic on the Company, our shareholders and our employees in evaluating Helix’s compensation programs. Although the full outlook of the pandemic remains unknown at this time, we remain committed to, and will continue to uphold, our core values in 2021 and beyond.

E.          2020 SAY ON PAY VOTE

In 2020 we sought an advisory vote from our shareholders regarding our 2019 executive officer compensation and received a 98% favorable “say on pay” vote.

For 2020 compensation, the Compensation Committee continued to:

•

Establish an appropriate Benchmarking Peer Group and pay our NEOs at the approximately median level, with an opportunity to earn greater overall compensation if warranted by our financial and TSR performance;

•	Maintain an STI program based on stretch adjusted EBITDA goals;
•	Approve a long-term incentive program tied to the performance of our common stock;
•	Impose stock performance requirements as compared to a formulaically generated Performance Peer Group for payout of PSU awards; and
•	Consider the outcome of our “say on pay” votes and our shareholder views when making future compensation decisions for our NEOs.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 45

COMPENSATION DISCUSSION AND ANALYSIS

Further, in 2020 in response to the ongoing COVID-19 pandemic the Compensation Committee:

•	Appropriately engaged proactively and responded during an extremely challenged market;
•	With the support of our executive officers, reduced the base salaries of our executive officers for the majority of 2020;
•

Considered and ultimately did not make any mid-year adjustments to any STI awards, targets or metrics, instead electing to review and consider any discretionary awards in 2021 following its full understanding of the Company’s 2020 performance; and

•	Considered and ultimately did not make any mid-year adjustments to any long-term incentive awards, targets or metrics.

The Compensation Committee and management of Helix believe that the Company’s 2020 executive compensation:

•	Appropriately reflects Helix’s financial performance for the year as well as for longer-term value creation;
•	Demonstrates alignment of our NEOs’ interests with those of our shareholders;
•	Includes an appropriate overall mix of short- and long-term incentives to enhance shareholder value;
•	Takes into consideration the efforts, performance and successes of our NEOs in an unprecedented market;
•	Advances Helix’s mission and business strategy; and
•	Helps attract, motivate and retain the key talent needed to ensure Helix’s long-term success.

For these reasons, the Board recommends that shareholders vote to approve the 2020 compensation for Helix’s NEOs.

F.          COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE:

James A. Watt, Chair

Amerino Gatti

John V. Lovoi

Jan Rask

46 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE OFFICERS OF HELIX

The executive officers of Helix are as follows:

Name	Age	Position

Owen Kratz	66	President and Chief Executive Officer

Scotty Sparks	47	Executive Vice President and Chief Operating Officer

Erik Staffeldt	49	Executive Vice President and Chief Financial Officer

Ken Neikirk	46	Senior Vice President, General Counsel and Corporate Secretary

OWEN KRATZ	PRESIDENT AND CHIEF EXECUTIVE OFFICER

Owen Kratz is President and Chief Executive Officer of Helix, and is a member of Helix’s Board of Directors. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He served as Chairman of the Board from May 1998 to July 2017 and previously served as Helix’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a director of Helix since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February 2006 to December 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

SCOTTY SPARKS	EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Scotty Sparks is Executive Vice President and Chief Operating Officer of Helix, having joined Helix in 2001. He served as Executive Vice President – Operations of Helix from May 2015 until February 2016. From October 2012 until May 2015, he was Vice President – Commercial and Strategic Development of Helix. He has also served in various positions within Helix’s robotics subsidiary, Canyon Offshore, Inc., including as Senior Vice President from 2007 to September 2012. Mr. Sparks has over 30 years of experience in the subsea industry, including Operations Manager and Vessel Superintendent at Global Marine Systems and BT Marine Systems.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 47

EXECUTIVE OFFICERS OF HELIX

ERIK STAFFELDT	EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Erik Staffeldt was appointed Executive Vice President and Chief Financial Officer of Helix in February 2019. Prior thereto he was Senior Vice President and Chief Financial Officer beginning in June 2017. Mr. Staffeldt oversees Helix’s finance, treasury, accounting, tax, information technology and corporate planning functions. Since joining Helix in July 2009 as Assistant Corporate Controller, Mr. Staffeldt has served as Director – Corporate Accounting from August 2011 until March 2013, Director of Finance from March 2013 until February 2014, Finance and Treasury Director from February 2014 until July 2015, and Vice President – Finance and Accounting from July 2015 until June 2017. Mr. Staffeldt was also designated as Helix’s “principal accounting officer” for purposes of the Securities Act of 1933, the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder in July 2015. Mr. Staffeldt served in various financial and accounting capacities prior to joining Helix and has over 25 years of experience in the energy industry. Mr. Staffeldt is a graduate of the University of Notre Dame with a BBA in Accounting and an MBA from Loyola University in New Orleans, and is a Certified Public Accountant.

KEN NEIKIRK	SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY

Ken Neikirk has served as Senior Vice President, General Counsel and Corporate Secretary of Helix since May 1, 2019. Mr. Neikirk has over 20 years of experience practicing law in the corporate and energy sectors, and has been a member of Helix’s legal department since 2007, most recently serving as Helix’s Corporate Counsel, Compliance Officer and Assistant Secretary from February 2016 until April 2019. Mr. Neikirk oversees Helix’s legal, human resources, and contracts and insurance functions. Prior to joining Helix Mr. Neikirk was in private practice in New York and Houston. Mr. Neikirk holds a Bachelor of Arts degree from Duke University and a Juris Doctor from the University of Houston Law Center.

48 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2020, 2019 and 2018, for our named executive officers: (1) the Chief Executive Officer and the Chief Financial Officer and (2) other than the Chief Executive Officer and the Chief Financial Officer, each of the two most highly compensated executive officers of Helix during 2020. These individuals are our only executive officers.

The table may not reflect the actual compensation received by the named executive officers for the three-year period. For example, amounts recorded in the stock awards column reflect the grant date fair value of the awards. The actual value of compensation realized by the named executive officer with respect to any equity award will likely vary from the grant date fair value due to stock price fluctuations and/or forfeitures.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
Owen Kratz President and Chief Executive Officer	2020	$597,917	$-0-	$4,257,945	$472,500	$7,125	$5,335,487
	2019	$700,000	$-0-	$3,847,694	$828,975	$-0-	$5,376,669
	2018	$700,000	$-0-	$3,815,392	$1,289,400	$-0-	$5,804,792
Scotty Sparks Executive Vice President and Chief Operating Officer	2020	$433,167	$-0-	$1,389,742	$207,000	$-0-	$2,029,909
	2019	$375,000	$-0-	$1,292,583	$296,063	$-0-	$1,963,646
	2018	$375,000	$-0-	$1,281,722	$460,500	$-0-	$2,117,222
Erik Staffeldt Executive Vice President and Chief Financial Officer	2020	$414,333	$-0-	$1,271,467	$198,000	$7,125	$1,890,925
	2019	$375,000	$-0-	$1,292,583	$296,063	$6,484	$1,970,130
	2018	$375,000	$-0-	$894,235	$460,500	$-0-	$1,729,735
Ken Neikirk(5) Senior Vice President,	2020	$339,000	$-0-	$887,074	$162,000	$7,125	$1,395,199
	2019	$276,296	$-0-	$-0-	$204,232	$5,311	$485,839
General Counsel and Corporate Secretary

(1)

For 2018, no salaries were increased except for Mr. Staffeldt whose salary was increased by $25,000. For 2019, no salaries were increased except when Mr. Neikirk was promoted to the position of Senior Vice President, General Counsel and Corporate Secretary in May 2019. The amount shown for Mr. Neikirk in 2019 reflects the aggregate increase of $75,258 prorated for 2019. For 2020, the salaries of Messrs. Sparks, Staffeldt and Neikirk were increased to $460,000, $440,000 and $360,000, respectively. The amounts shown reflect the prorated amounts for 2020 plus the voluntary temporary reductions taken by each of the named executive officers. The temporary reductions were effective from June 1, 2020 through December 31, 2020 in the amount of 25% for Mr. Kratz, and 10% for each of Messrs. Sparks, Staffeldt and Neikirk.

(2)

Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $9.63 per share of our common stock on December 31, 2019 for awards made in January 2020, $5.41 per share of our common stock on December 31, 2018 for awards made in January 2019 and $7.54 per share of our common stock on December 31, 2017 for awards made in January 2018. The total grant value of long-term incentive awards to our named executive officers did not change for 2018. For 2019, only Mr. Staffeldt’s total grant value of long-term incentive awards increased as a result of his promotion in 2019. For 2020, the total grant values of long-term incentive awards to Messrs. Kratz and Sparks were increased. For 2020, the total grant value of the long-term incentive award to Mr. Neikirk was increased and changed from a time-vesting cash award in 2019 (as he was not made an executive officer until May 2019) to a long-term incentive award in the same form as other named executive officers. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different. See the “Grant of Plan-Based Awards” table below for details of the 2020, 2019, and 2018 stock awards and the related grant date fair value.

The value ultimately realized by each named executive officer may or may not be equal to the FASB ASC Topic 718 determined value. No stock options were granted in 2020, 2019 or 2018.

(3)	The amounts shown in this column reflect the payments made to each named executive officer under Helix’s STI programs for the applicable performance year that are paid in March of the following year.

The STI payments for 2020 were paid in March 2021 as follows: Mr. Kratz, $472,500; Mr. Sparks, $207,000; Mr. Staffeldt, $198,000; and Mr. Neikirk, $162,000. The STI payments for 2019 were paid in March 2020 as follows: Mr. Kratz, $828,975; Mr. Sparks,

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 49

EXECUTIVE COMPENSATION

$296,063; Mr. Staffeldt, $296,063; and Mr. Neikirk, $204,232. The STI payments for 2018 were paid in March 2019 as follows: Mr. Kratz, $1,289,400; Mr. Sparks, $460,500; and Mr. Staffeldt, $460,500.

Not included in the table are the payments made to our named executive officers upon the vesting of PSU awards. In January 2021, each of the following named executive officers received the following amounts in stock from their 2018 PSU awards, which were three-year cliff vesting based on the quoted closing market price of $4.20 per share of our common stock on December 31, 2020: Mr. Kratz, $1,782,497; Mr. Sparks, $598,802; and Mr. Staffeldt, $417,774. In January 2020, each of the following named executive officers received the following amounts in stock from their 2017 PSU awards, which were three-year cliff vesting based on the quoted closing market price of $9.63 per share of our common stock on December 31, 2019: Mr. Kratz, $3,493,880; Mr. Sparks, $1,173,724; Mr. Staffeldt, $327,555; and Mr. Neikirk, $163,768. In January 2019, each of the following named executive officers received the following amounts in cash from their 2016 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $3,291,260; Mr. Sparks, $1,105,653; and Mr. Staffeldt, $257,126. In January 2018, each of the following named executive officers received the following amounts in cash from their 2015 PSU awards, which were three-year cliff-vesting: Mr. Kratz, $277,973; Mr. Sparks, $21,715; and Mr. Staffeldt, $13,029.

(4)

The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for 2018. Beginning in April 2019 and through 2020, Helix reinstated its discretionary matching contributions at the rate of 50% of an employee’s pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits.

(5)	Mr. Neikirk became an executive officer in May 2019.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2020 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)	Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (Restricted Stock)(3)	Grant Date Fair Value of Stock and Options Awarded (4)
		Target STI Opportunity	Threshold	Target	Maximum
Owen Kratz		$1,050,000
	1/2/2020		93,458	186,916	373,832		$2,457,945
	1/2/2020					186,916	$1,800,000
Scotty Sparks		$460,000
	1/2/2020		30,504	61,007	122,014		$802,242
	1/2/2020					61,007	$587,500
Erik Staffeldt		$440,000
	1/2/2020		27,908	55,815	111,630		$733,967
	1/2/2020					55,815	$537,500
Ken Neikirk		$360,000
	1/2/2020		19,471	38,941	77,882		$512,074
	1/2/2020					38,941	$375,000

(1)

This column shows the amount of cash payable to our named executive officers under our 2020 STI program. For more information regarding our STI program, including the performance targets used for 2020, see “Compensation Disclosure and Analysis – 2020 Executive Compensation Components – Short-Term Cash Incentive Program.”

(2)

These columns show the estimated units payable in stock with respect to the 2020 PSU awards made under our 2005 Long Term Incentive Plan. The PSU award is subject to a three-year cliff-vesting period. The number of units earned is contingent on Helix’s performance in terms of TSR relative to that of a designated performance peer group over that period. The TSR performance threshold required for any payout (50% of PSUs granted) is the 30th percentile of the peer group and the TSR performance requirement for a maximum payout (200% of PSUs granted) is the 90th percentile of the peer group. Payout of 100% of PSUs granted (or “target”) is the 50th percentile of the peer group and payout of 150% of PSUs granted is the 70th percentile of the peer

50 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

EXECUTIVE COMPENSATION

group. Payout between the foregoing points is calculated on a linear basis. For more information regarding the PSU awards, see “Compensation, Discussion and Analysis – 2020 Executive Compensation Components – 2020 PSU Awards.”

(3)	This column shows the number of time-vesting restricted shares granted in 2020 to the named executive officers under our 2005 Long Term Incentive Plan.

(4)

This column shows the grant date fair value of the time-vesting PSU awards and restricted stock awards. No options were granted by Helix in 2020 and no options are currently outstanding. Our 2020 long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $9.63 per share of our common stock on December 31, 2019. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards as calculated in accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

The following table sets forth certain information with respect to the restricted stock and PSUs granted during or for the fiscal years ended December 31, 2020, 2019 and 2018 to each of our named executive officers:

Name and Principal Position	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units		Grant Date Fair Market Value of Stock Awards(3)
Owen Kratz President and Chief Executive Officer	1/2/2020	12/11/2019	186,916	(1)	$2,457,945
	1/2/2020	12/11/2019	186,916	(2)	$1,800,000
	1/2/2019	12/12/2018	295,749	(1)	$2,247,692
	1/2/2019	12/12/2018	295,749	(2)	$1,600,002
	1/2/2018	12/6/2017	212,202	(1)	$2,215,389
	1/2/2018	12/6/2017	212,202	(2)	$1,600,003
Scotty Sparks Executive Vice President and Chief Operating Officer	1/2/2020	12/11/2019	61,007	(1)	$802,242
	1/2/2020	12/11/2019	61,007	(2)	$587,500
	1/2/2019	12/12/2018	99,353	(1)	$755,083
	1/2/2019	12/12/2018	99,353	(2)	$537,500
	1/2/2018	12/6/2017	71,286	(1)	$744,226
	1/2/2018	12/6/2017	71,286	(2)	$537,496
Erik Staffeldt Executive Vice President and Chief Financial Officer	1/2/2020	12/11/2019	55,815	(1)	$733,967
	1/2/2020	12/11/2019	55,815	(2)	$537,500
	1/2/2019	12/12/2018	99,353	(1)	$755,083
	1/2/2019	12/12/2018	99,353	(2)	$537,500
	1/2/2018	12/6/2017	49,735	(1)	$519,233
	1/2/2018	12/6/2017	49,735	(2)	$375,002
Ken Neikirk(4)	1/2/2020	12/11/2019	38,941	(1)	$512,074
Senior Vice President,	1/2/2020	12/11/2019	38,941	(2)	$375,000
General Counsel and	2019		$-0-		$-0-
Corporate Secretary

(1)

This is the number of PSUs awarded to each named executive officer in 2020, 2019 and 2018. These awards cliff vest after a three-year period and each of the named executive officers has the ability to earn up to 200% of the amount of the award based on Helix’s TSR in comparison to its performance peer group identified in the relevant PSU award agreement.

(2)	This is a time-vesting restricted stock award. The 2020, 2019 and 2018 awards vest ratably on an annual basis over a three-year period on each anniversary of the grant date.

(3)

Our long-term incentive program was structured such that the awarded value of restricted stock and PSUs was identical, based on the quoted closing market price of $9.63 per share of our common stock on December 31, 2019 for awards made in January 2020, $5.41 per share of our common stock on December 31, 2018 for awards made in January 2019, and $7.54 per share of our common stock on December 31, 2017 for awards made in January 2018. The amounts shown in this column, however, represent the grant date fair value of the restricted stock and PSU awards calculated in

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 51

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accordance with the provisions of FASB ASC Topic 718 (as opposed to the awarded value of the grant). While the awarded value and the FASB ASC Topic 718 determined value for restricted stock awards are the same, the values for PSU awards are different.

(4) Mr. Neikirk became an executive officer in May 2019. No grants of restricted stock or PSUs were made to Mr. Neikirk in 2019.

Outstanding Equity Awards as of December 31, 2020

The following table includes certain information with respect to the value as of December 31, 2020 of all unvested restricted stock awards outstanding for each of our named executive officers.

	Stock Awards(1)
Name and Principal Position	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)(4)
Owen Kratz President and Chief Executive Officer	70,734 (6)	$297,083	212,202 (7)	$891,248
	197,166 (8)	$828,097	295,749 (9)	$1,242,146
	186,916(10)	$785,047	186,916(11)	$785,047
Scotty Sparks Executive Vice President and Chief Operating Officer	23,762 (6)	$99,800	71,286 (7)	$299,401
	66,236 (8)	$278,191	99,353 (9)	$417,283
	61,007(10)	$256,229	61,007(11)	$256,229
Erik Staffeldt Executive Vice President and Chief Financial Officer	16,579 (6)	$69,632	49,735 (7)	$208,887
	66,236 (8)	$278,191	99,353 (9)	$417,283
	55,815(10)	$234,423	55,815(11)	$234,423

Ken Neikirk Senior Vice President, General Counsel and Corporate Secretary	38,941(10)	$163,552	38,941(11)	$163,552

(1)	No options were granted by Helix in 2020 and no options are currently outstanding.

(2)	The numbers in this column represent unvested shares of restricted stock as of December 31, 2020.

(3)	The fair market value is calculated as the product of the closing price on the last business day of 2020, which was $4.20 per share, and the number of unvested shares.

(4)	Helix has not paid dividends on its common stock and, as such, no dividends have been paid with respect to any outstanding equity awards.

(5)	The numbers in this column represent unvested PSUs as of December 31, 2020.

(6)	Restricted shares granted on January 2, 2018, which vest ratably on an annual basis over a three-year period.

(7)	PSUs granted on January 2, 2018, for which the performance period ended on December 31, 2020.

(8)	Restricted shares granted on January 2, 2019, which vest ratably on an annual basis over a three-year period.

(9)	PSUs granted on January 2, 2019, for which the performance period ends on December 31, 2021.

(10)	Restricted shares granted on January 2, 2020, which vest ratably on an annual basis over a three-year period.

(11)	PSUs granted on January 2, 2020, for which the performance period ends on December 31, 2022.

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Option Exercises and Stock Vested for Fiscal Year 2020

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for each of our named executive officers during the year ended December 31, 2020.

	Option Awards		Stock Awards

Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting

Owen Kratz President and Chief Executive Officer	-0-	$-0-	229,786	$2,214,653

Scotty Sparks Executive Vice President and Chief Operating Officer	-0-	$-0-	77,193	$743,978

Erik Staffeldt Executive Vice President and Chief Financial Officer	-0-	$-0-	55,364	$533,325

Ken Neikirk Senior Vice President, General Counsel and Corporate Secretary	-0-	$-0-	2,835	$27,386

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 53

EXECUTIVE COMPENSATION

All Other Compensation

The following table includes certain information with respect to all other compensation received by each of our named executive officers during the years ended December 31, 2020, 2019 and 2018.

Name	Year	Helix Contributions to Retirement and 401(k) Plans(1)	Severance Payments/ Accruals	Total
Owen Kratz President and Chief Executive Officer	2020	$7,125	$-0-	$7,125
	2019	$-0-	$-0-	$-0-
	2018	$-0-	$-0-	$-0-
Scotty Sparks Executive Vice President and Chief Operating Officer	2020	$-0-	$-0-	$-0-
	2019	$-0-	$-0-	$-0-
	2018	$-0-	$-0-	$-0-
Erik Staffeldt Executive Vice President and Chief Financial Officer	2020	$7,125	$-0-	$7,125
	2019	$6,484	$-0-	$6,484
	2018	$-0-	$-0-	$-0-

Ken Neikirk(2)	2020	$7,125	$-0-	$7,125
Senior Vice President, General Counsel and Corporate Secretary	2019	$5,311	$-0-	$5,311

(1)

The amounts in this column consist of matching contributions by Helix through our Employees’ 401(k) Savings Plan. Helix suspended its discretionary matching contributions to our employees’ 401(k) accounts for 2018. Beginning in April 2019 and through 2020, Helix reinstated its discretionary matching contributions at the rate of 50% of an employee’s pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits, which in 2019 was $7,000 and in 2020 was $7,125 for each of the named executive officers. Mr. Sparks does not participate in our 401(k) plan.

(2)	Mr. Neikirk became an executive officer in May 2019.

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Employment Agreements and Change in Control Provisions

Each of our named executive officers has an employment agreement with Helix. Our employment agreements are a component of our overall employment arrangements and as such have the same primary objectives as our compensation program – to be sufficiently competitive to attract and retain executive officers. Payments to be made to any named executive officer under his or her employment agreement as a result of retirement, death, disability, termination for cause, termination by the executive for good reason, involuntary termination by Helix without cause or upon a change in control are based on such named executive officer’s employment agreement (or an applicable equity or equity-based award agreement). We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion to an executive officer position.

In order to provide consistency among our executive officers, we generally continue to use the same form of employment agreement for multiple years; however, more recently elected executive officers such as Messrs. Sparks, Staffeldt and Neikirk do not have a “gross-up” provision for excise taxes in their employment agreements. The form of employment agreement is reviewed by our management and by the Compensation Committee’s independent compensation consultant to determine whether its provisions are consistent with the employment agreements of our benchmarking peer group. The form of employment agreement is reviewed and approved by the Compensation Committee, both for use as a form and with respect to the specific terms applicable to each executive officer. Although we believe that each company in our benchmarking peer group understandably has forms of employment agreements that are different from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain executive officers.

Pursuant to his employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual STI program, participate in the long-term incentive program and participate in all other employee benefit plans made available to Helix’s executive officers. The other named executive officers’ employment agreements have similar terms involving salary, STI, long-term incentives and benefits (with amounts that vary according to their positions).

The following information and the table below labeled “Potential Payments upon Certain Events Including Termination after a Change in Control” set forth the amount of payments to each of the named executive officers under certain circumstances, and describe certain other provisions of their respective employment agreements. With respect to the following information and table, the following assumptions and general principles apply:

•	The amounts shown with respect to any termination assume that the named executive officer’s employment was terminated on December 31, 2020. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control.

•	Each of the named executive officers is entitled to receive amounts earned prior to his termination regardless of the manner in which the named executive officer is terminated. In addition, he would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each named executive officer’s employment agreement provides, among other things, that during the term of the named executive officer’s employment and for a period of one year after the termination of the named executive officer’s employment with us for any reason, the named executive officer shall not engage in the conception, design, development, production, marketing or servicing in the offshore energy services industry. Each named executive officer also agrees not to solicit any customers with whom he has had contact or any of our employees for a period of one year after the termination of the named executive officer’s employment with us for any reason.

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Termination for Cause or as a Result of Death, Disability or Retirement

Pursuant to the employment agreements between us and our named executive officers, if a named executive officer is terminated by us for “Cause,” as defined in his employment agreement, then the named executive officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and any unpaid STI earned for the prior year. In the event of termination due to the death, disability or retirement of the named executive officer, we are obligated to pay to the named executive officer, his estate or other designated party, the named executive officer’s salary through the date of his termination plus any unpaid STI earned for the prior year and the STI earned for the year of termination in an amount equal to a prorated portion of the STI for the period up to the date of termination. Any prorated STI will be paid on the same date as the STI is paid to the other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, the named executive officer remains eligible to receive the compensation and benefits set forth in his employment agreement until his termination (a period of at least six months and up to twelve months).

Termination by the Executive Officer

In the event a named executive officer terminates his employment without “Good Reason,” as defined in his employment agreement, upon 30 days’ written notice, the named executive officer remains our employee for 30 days and remains subject to, and receives the benefit of, the employment agreement during that time. The named executive officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and any unpaid STI for the prior year.

In the event the named executive officer terminates his employment with “Good Reason,” then the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer, all equity-based incentive awards that would have vested in accordance with their terms within 12 months of the termination automatically vest. The named executive officer also is entitled to receive any unpaid STI earned for the prior year, paid on the same date as the STI is paid to the other participants (but no later than March 15 of the year of termination), and the full amount of his target STI for the year of the termination, paid on the same date as the STI is paid to the other participants (assuming such an STI is paid, but no later than March 15 of the following year). The salary multiple for each named executive officer is set forth below:

● Owen Kratz	2 times

● Scotty Sparks	1 time

● Erik Staffeldt	1 time

● Ken Neikirk	1 time

Involuntary Termination by Helix

In the event we terminate the employment of a named executive officer for any other reason (other than for “Cause” or upon the death, disability or retirement of the named executive officer), then pursuant to his employment agreement the named executive officer is entitled to receive an amount equal to the factor set forth below times the named executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer, all equity-based incentive awards that would have vested in accordance with their terms within 12 months of the termination automatically vest. The named executive officer also is entitled to receive any unpaid STI earned for the prior year, paid no later than March 15 of the year of termination, and the full amount of his target STI for the year of the termination, paid on the same date as the STI is paid to the other participants, assuming such an STI is paid, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

● Owen Kratz	2 times

● Scotty Sparks	1 time

● Erik Staffeldt	1 time

● Ken Neikirk	1 time

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer. In making that determination, the Compensation Committee takes into consideration the terms of the employment agreement of the named executive officer. The determination

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historically has been based in part on the named executive officer’s rights under his or her employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, the determination would depend on a variety of circumstances and factors that cannot be anticipated.

The Compensation Committee has been deliberative in the evaluation and determination of severance benefits currently included in the named executive officers’ employment agreements and any deviations therefrom are intended to be rare.

Change in Control Provisions

With respect to each named executive officer, pursuant to the terms of his employment agreement, if a named executive officer terminates his employment for “Good Reason” or is terminated by us without “Cause” within a two-year period following a “Change in Control,” (1) the named executive officer is entitled to receive a lump sum payment in an amount equal to the multiple set forth below times the named executive officer’s aggregate annual cash compensation (defined as his current salary plus STI target), (2) all restricted stock and other equity-based awards held by the named executive officer under the 2005 Long Term Incentive Plan would immediately vest, and (3) the named executive officer is entitled to receive a lump sum payment equal to the cost of continuation of health coverage under COBRA for 18 months.

● Owen Kratz	2.99 times

● Scotty Sparks	2 times

● Erik Staffeldt	2 times

● Ken Neikirk	2 times

Mr. Kratz’s employment agreement provides that if any payment is subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place Mr. Kratz in the same net after-tax position as would have been the case if no excise tax had been payable. The employment agreements with Messrs. Sparks, Staffeldt and Neikirk do not contain any “gross-up” protections with respect to excise tax.

For purposes of the employment agreements, “Change in Control” is defined as (1) one person or group acquiring stock that gives that person or group control of more than 50% of the value or voting power of Helix, (2) during any 12-month period, any person or group obtaining 45% or more of the voting power of Helix, or a majority of the Board being replaced by persons not endorsed by a majority of the then-existing Board, or (3) a change in ownership of a substantial portion of the assets of Helix during any 12-month period. “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the named executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence that adversely affects the performance of the named executive officer. “Good Reason” means the material diminution of the named executive officer’s base salary, material diminution of his authority, duties or responsibilities, a material change in the named executive officer’s reporting relationship, a material change in the geographic location at which the named executive officer must perform his duties, or any action that would constitute a material breach of the employment agreement by Helix.

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Potential Payments upon Certain Events Including Termination after a Change in Control

Our named executive officers would have been eligible to receive the payments set forth below if (a) their employment had been terminated as of December 31, 2020 for reasons other than a Change in Control or (b) a Change in Control had occurred within three months of the end of 2020:

	O. Kratz	S. Sparks	E. Staffeldt	K. Neikirk
Normal and Early Retirement(1)
2020 annual cash incentive compensation(2)	$472,500	$-0-	$-0-	$-0-

Total	$472,500	$-0-	$-0-	$-0-

Death(1)
2020 annual cash incentive compensation(2)	$472,500	$-0-	$-0-	$-0-

Total	$472,500	$-0-	$-0-	$-0-

Disability(1)(3)
2020 annual cash incentive compensation(2)	$472,500	$-0-	$-0-	$-0-

Total	$472,500	$-0-	$-0-	$-0-

Termination for Cause or Resignation without Good Reason
Amount Received	$-0-	$-0-	$-0-	$-0-

Total	$-0-	$-0-	$-0-	$-0-

Involuntary Termination without Cause
2020 annual cash incentive compensation	$1,050,000	$460,000	$440,000	$360,000
Multiple of base salary	1,400,000	460,000	440,000	360,000
Accelerated vesting of restricted stock(4)	972,812	324,303	286,868	54,516
Accelerated PSU Awards(5)	1,782,497	598,802	417,774	142,850

Total	$5,205,309	$1,843,105	$1,584,642	$917,366

Termination by Executive for Good Reason
2020 annual cash incentive compensation	$1,050,000	$460,000	$440,000	$360,000
Multiple of base salary	1,400,000	460,000	440,000	360,000
Accelerated vesting of restricted stock(4)	972,812	324,303	286,868	54,516
Accelerated PSU Awards(5)	1,782,497	598,802	417,774	142,850

Total	$5,205,309	$1,843,105	$1,584,642	$917,366

	O. Kratz	S. Sparks	E. Staffeldt	K. Neikirk
Change in Control
Cash severance payment	$-0-	$-0-	$-0-	$-0-
Accelerated vesting of restricted stock(6)	1,910,227	634,220	582,246	163,552
Accelerated PSU Awards(7)	3,645,718	1,224,728	1,043,700	142,850
COBRA Coverage	-0-	-0-	-0-	-0-
Excise tax gross-up	-0-	-0-	-0-	-0-

Total	$5,555,945	$1,858,948	$1,625,946	$306,402

Change in Control with Involuntary Termination without Cause or by Executive for Good Reason
Cash severance payment	$5,232,500	$1,840,000	$1,760,000	$1,440,000
Accelerated vesting of restricted stock(6)	1,910,227	634,220	582,246	163,552
Accelerated PSU Awards(7)	3,645,718	1,224,728	1,043,700	142,850
COBRA Coverage	18,174	27,009	27,009	27,009
Excise tax gross-up	-0-	-0-	-0-	-0-

Total	$10,806,619	$3,725,957	$3,412,955	$1,773,411

(1)

STI for 2020 would be payable under the terms of the STI program and/or our named executive officers’ employment agreements only to our named executive officers who were 65 or older at December 31, 2020.

(2)

Under the terms of the PSU award agreements, it is possible for a named executive officer who retires after the age of 55, dies or becomes disabled to earn a pro-rata amount of his or her unvested PSU awards, based on the named executive officer’s full months of service within the applicable three-year performance period. However, because

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the payout of these PSUs would not occur until their ordinary vesting, the payout can fluctuate from 0% to 200% of the units awarded based on stock price performance (significantly, the last 20 trading days prior to vesting), and therefore cannot be quantified in advance.

(3)

Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurred on December 31, 2020, the named executive officer would have already received his base salary for such period.

(4)

Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer is entitled to the portion of his restricted stock that would vest within one year from the date of termination. These amounts are based upon the closing price of our common stock on December 31, 2020, which was $4.20 per share.

(5)

Upon an involuntary termination without Cause or a termination by the executive for Good Reason, each named executive officer is entitled to the portion of his PSU Award that would vest within one year from the date of termination (calculated using the average of the closing price of Helix’s common stock for the 20 days prior to the occurrence of the termination) with a payout based upon the closing price of our common stock on December 31, 2020, which was $4.20 per share.

(6)	These amounts are based upon the closing price of our common stock on December 31, 2020, which was $4.20 per share.

(7)

The PSU award agreements provide for vesting of 100% of the award upon the occurrence of a Change in Control based on the TSR calculation of Helix and the designated performance peer group over the adjusted performance period. As of December 31, 2020, Helix’s stock performance was at the 92nd percentile for the 2018 award, was at the 85th percentile for the 2019 award and was at the 16th percentile for the 2020 award; accordingly, the PSUs issued for 2018, 2019 and 2020 would have been issued at 200%, 150% and 0%, respectively, of each of the awards.

Chief Executive Officer Pay Ratio

Helix is a global company that in 2020 employed over 1,500 people with more than half of our workforce located outside of the U.S. Helix’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to make the compensation of every Helix employee reflective of the level of their contributions and responsibilities, and competitive within our benchmarking peer group. Helix’s ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

Under rules adopted pursuant to the Dodd-Frank Act of 2010, Helix is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer. The paragraphs that follow describe our methodology and the resulting Chief Executive Officer to median employee pay ratio.

Measurement Date

We identified and determined the median employee using our employee population on November 30, 2020.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual total direct compensation of all our employees (excluding our Chief

Executive Officer). Specifically, we identified the median employee by looking at annual base pay and other taxable income. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s total annual compensation in accordance with the requirements of the Summary Compensation Table.

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EXECUTIVE COMPENSATION

Our median employee compensation as calculated using the Summary Compensation Table requirements was $83,889 for 2020. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $5,335,487 for 2020. Therefore, our chief executive officer to median employee pay ratio is estimated at 64:1. Our median employee’s total compensation does not include the premiums we paid for health insurance, dental insurance, health savings account, short-term and long-term disability insurance, the employee assistance program and life AD&D insurance. If we included those amounts for both the median employee and our Chief Executive Officer, our Chief Executive Officer to median employee pay ratio would have been estimated at 60:1.

This information is being provided for compliance purposes only. Neither the Compensation Committee nor Helix management used the pay ratio measure in making any compensation decisions.

60 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

PROPOSAL 3:	APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2020 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Helix is seeking a shareholder vote, on a non-binding advisory basis, on the 2020 compensation of our named executive officers (commonly referred to as “say on pay”). This vote is non-binding. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our named executive officers.

As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to attract, retain and motivate executive officers who can develop and execute our business strategy in a way that maximizes value for our shareholders through a range of business cycles, and to align the economic interests of our executive officers with those of our shareholders over the full range of those cycles. Shareholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure to better understand the compensation of our named executive officers.

In deciding how to vote on this proposal, the Board urges you to consider the following factors, which are more fully described in the “Compensation Discussion and Analysis.”

•	For 2020 compensation, the Compensation Committee continued to:

>

Establish an appropriate Benchmarking Peer Group and pay our NEOs at the approximately median level, with an opportunity to earn greater overall compensation if warranted by our financial and TSR performance;

>	Maintain an STI program based on stretch adjusted EBITDA goals;
>	Approve a long-term incentive program tied to the performance of our common stock;
>	Impose stock performance requirements as compared to a formulaically generated Performance Peer Group for payout of PSU awards; and
>	Consider the outcome of our “say on pay” votes and our shareholder views when making future compensation decisions for our NEOs.

•	Further, in 2020 in response to the ongoing COVID-19 pandemic the Compensation Committee:

>	Appropriately engaged proactively and responded during an extremely challenged market;
>	With the support of our executive officers, reduced the base salaries of our executive officers for the majority of 2020;
>

Considered and ultimately did not make any mid-year adjustments to any STI awards, targets or metrics, instead electing to review and consider any discretionary awards in 2021 following its full understanding of the Company’s 2020 performance; and

>	Considered and ultimately did not make any mid-year adjustments to any long-term incentive awards, targets or metrics.

•	The Compensation Committee and management of Helix believe that the Company’s 2020 executive compensation:

>	Appropriately reflects Helix’s financial performance for the year as well as for longer-term value creation;
>	Demonstrates alignment of our NEOs’ interests with those of our shareholders;
>	Includes an appropriate overall mix of short- and long-term incentives to enhance shareholder value;
>	Takes into consideration the efforts, performance and successes of our NEOs in an unprecedented market;
>	Advances Helix’s mission and business strategy; and
>	Helps attract, motivate and retain the key talent needed to ensure Helix’s long-term success.

Board of Directors Recommendation

The Board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the following resolution:

RESOLVED, that the shareholders approve, on a non-binding advisory basis, the 2020 compensation of Helix’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Vote Required

The vote on the 2020 compensation of our named executive officers is advisory and non-binding. However, the Board will consider shareholders to have approved our named executive officers’ 2020 compensation if the proposal receives the affirmative “FOR” vote of holders of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 61

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 22, 2021, of more than five percent of the outstanding shares of our common stock. As of March 22, 2021, 150,714,706 shares of our common stock were outstanding. The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed.

Owner Name and Address	Shares Beneficially Owned	Percentage of Common Stock Outstanding

BlackRock, Inc. 55 East 52nd Street New York, New York 10055	22,787,400(1)	15.12%

The Vanguard Group	13,848,409(2)	9.19%
100 Vanguard Blvd. Malvern, Pennsylvania 19355

Dimensional Fund Advisors LP 6300 Bee Cave Road Building One Austin, Texas 78746	8,904,237(3)	5.91%

Victory Capital Management Inc. 4900 Tiedeman Rd., 4th Floor Brooklyn, Ohio 44144	7,885,086(4)	5.23%

(1)

Based solely on Amendment No. 13 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 26, 2021. BlackRock has the sole power to vote 22,443,317 shares of common stock beneficially owned by it and the sole power to dispose of 22,787,400 shares of common stock beneficially owned by it.

(2)

Based solely on Amendment No. 9 to Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2021. The Vanguard Group has the sole power to vote none of the shares of common stock beneficially owned by it, shared power to vote 141,270 shares of common stock beneficially owned by it, sole power to dispose of 13,598,934 shares of common stock beneficially owned by it and shared power to dispose of 249,475 shares of common stock beneficially owned by it.

(3)

Based solely on Amendment No. 9 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 12, 2021. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of Helix that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Helix held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of those securities. Of such reported shares, the sole power to vote is with respect to 8,444,622 shares of common stock and the sole power to dispose is with respect to 8,904,237 shares of common stock.

(4)

Based solely on Amendment to Schedule 13G filed with the SEC by Victory Capital Management Inc. on February 3, 2021. Victory Capital Management Inc. has the sole power to vote 7,779,261 shares of common stock beneficially owned by it and the sole power to dispose of 7,885,086 shares of common stock beneficially owned by it.

62 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

SHARE OWNERSHIP INFORMATION

Management Shareholdings

The following table shows the number of shares of common stock beneficially owned as of March 22, 2021, the record date for the Annual Meeting, by our directors and named executive officers, and all directors and named executive officers as a group.

The number of shares beneficially owned by each director or named executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose.

Under SEC rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 22, 2021 through the exercise of stock options or other rights. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 22, 2021, 150,714,706 shares of our common stock were outstanding. The address of all named executive officers and directors is in care of Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Name of Beneficial Owner(1)	Shares Beneficially Owned(2)	Of Shares Beneficially Owned, Amount that may be Acquired Within 60 Days by Option Exercise	Percentage of Common Stock Outstanding

Owen Kratz(3)	7,236,420	-0-	4.80%

Scotty Sparks(4)	255,590	-0-	*

Erik Staffeldt(5)	243,195	-0-	*

Ken Neikirk(6)	77,340	-0-	*

Amerino Gatti(7)	93,937	-0-	*

John V. Lovoi(8)	284,530	-0-	*

Amy H. Nelson(9)	48,946	-0-	*

Jan Rask(10)	304,414	-0-	*

William L. Transier(11)	139,058	-0-	*

James A. Watt(12)	206,427	-0-	*

All named executive officers and directors as a group (10 persons)	8,889,857	-0-	5.90%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.

(2)

Amounts include the shares shown in the adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 22, 2021 (i.e., on or before May 21, 2021).

(3)

Amount includes 223,194 shares of unvested restricted stock over which Mr. Kratz has voting power. Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner.

(4)

Amount includes 73,790 shares of unvested restricted stock over which Mr. Sparks has voting power. Since the date of Mr. Sparks’s last ownership report, he transferred 23,347 shares pursuant to a domestic relations order. Mr. Sparks no longer beneficially owns such shares.

(5)	Amount includes 70,328 shares of unvested restricted stock over which Mr. Staffeldt has voting power.

(6)	Amount includes 25,961 shares of unvested restricted stock over which Mr. Neikirk has voting power.

(7)	Amount includes 66,421 shares of unvested restricted stock over which Mr. Gatti has voting power.

(8)	Amount includes 71,603 shares of unvested restricted stock over which Mr. Lovoi has voting power.

(9)	Amount includes 34,091 shares of unvested restricted stock over which Ms. Nelson has voting power.

(10)	Amount includes 71,766 shares of unvested restricted stock over which Mr. Rask has voting power.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 63

SHARE OWNERSHIP INFORMATION

(11)	Amount includes 34,091 shares of unvested restricted stock over which Mr. Transier has voting power.

(12)	Amount includes 34,091 shares of unvested restricted stock over which Mr. Watt has voting power.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, or “reporting persons,” to file with the SEC initial reports of ownership and to report changes in ownership of our common stock. Reporting persons are required by SEC regulations to furnish Helix with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2020 on a timely basis.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to Helix’s equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans

Equity compensation plans approved by security holders(1)	1,574,801(2)	-0-	8,546,774(3)

Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	1,574,801	-0-	8,546,774

(1)

The 2005 Long Term Incentive Plan, which was amended and restated on May 15, 2019, provides that Helix may grant up to 17,300,000 shares of our common stock in the form of options, stock appreciation rights, restricted stock awards, restricted stock unit awards, cash awards and performance awards, all subject to the plan’s terms and conditions. Options to purchase shares of common stock are limited to 2,000,000 shares. The shareholders approved the ESPP in May 2012 and approved on May 15, 2019 amending and restating the ESPP to authorize the issuance of an additional 3,000,000 shares subject to the terms and conditions of the ESPP.

(2)

Represents the number of shares that would have been issued in respect of the 1,297,126 PSUs granted in 2020, 2019 and 2018 that were outstanding on December 31, 2020, based on the stock price on that date and assuming vesting occurred on that date at a 200% multiple for 2018, a 150% multiple for 2019, and a 0% multiple for 2020. As of December 31, 2020, the total number of full value awards outstanding under the 2005 Long Term Incentive Plan was 2,474,077, consisting of 1,176,951 restricted shares and the 1,297,126 PSUs. Subsequent to December 31, 2020, 368,038 PSUs vested at a 200% multiple and were paid in 736,075 shares of our common stock.

(3)

As of December 31, 2020, 6,790,148 shares of restricted stock (of which a maximum can be options to purchase up to 2,000,000 shares of common stock) were available for future issuance under the 2005 Long Term Incentive Plan, and 1,756,626 shares were available under the ESPP. Shares purchased on December 31, 2020 by participating employees under the ESPP, but not issued until January 2021, are treated as issued shares for purposes of this table and therefore are not included in any amounts in the table.

64 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

OTHER INFORMATION

Costs of Solicitation

The cost of this proxy solicitation will be borne by Helix. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036, to solicit proxies for a fee of $9,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers and other employees of Helix in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through broker, bank and other nominee record holders of our common stock. We expect to reimburse those parties for their reasonable out-of-pocket expenses incurred in connection therewith.

Proposals and Director Nominations for the 2022 Annual Meeting of Shareholders

		Deadline	Compliance	Submission

Proposals (other than Director Nominations)	To be included in the proxy statement for the 2022 Annual Meeting(1)	December 7, 2021(2)	Must comply with Regulation 14A of the Exchange Act regarding the inclusion of shareholder proposals in company-sponsored proxy materials	All submissions to, or requests of, the Corporate Secretary should be addressed to our corporate office at: 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043
	Not to be included in the proxy statement	February 18, 2022(3)	Must comply with our By-laws and Regulation 14A of the Exchange Act(4)(5)
Director Nominations	Proposal for consideration by the Corporate Governance and Nominating Committee(6)	Prior to Committee meeting for recommendation of nominees	Submission to Corporate Secretary
	Nomination at 2022 Annual Meeting(6)	February 18, 2022(3)	Must comply with our By-laws and Regulation 14A of the Exchange Act(4)(5)(7)

(1)	The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

(2)	120 days prior to the anniversary of this year’s mailing date.

(3)	Not less than 90 days prior to the anniversary of this year’s Annual Meeting.

(4)	A copy of our By-laws is available from our Corporate Secretary.

(5)

The shareholder providing the proposal or nomination must provide their name, address, and class and number of voting securities held by them. The shareholder must also be a shareholder of record on the day the notice is delivered to us, be eligible to vote at the Annual Meeting of Shareholders and represent that they intend to appear in person or by proxy at the meeting.

(6)	Proposals for consideration should include the nominee’s name and qualifications for Board membership.

(7)	Nomination must include the person’s written consent to serve as a director if elected.

HELIX ENERGY SOLUTIONS GROUP, INC. 2021 Proxy Statement 65

OTHER INFORMATION

Other

Some broker, bank and other nominee record holders of our stock may be participating in the practice of “householding.” This means that only one copy of our 2020 Annual Report to Shareholders and this proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and to save printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our 2020 Annual Report to Shareholders or this proxy statement, please submit your request in writing to the address set forth below.

Our 2020 Annual Report to Shareholders (which includes our Annual Report on Form 10-K and financial statements) is available to shareholders of record as of March 22, 2021, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC. 3505 WEST SAM HOUSTON PARKWAY NORTH, SUITE 400, HOUSTON, TEXAS 77043 OR BY CALLING 888.345.2347 AND ASKING FOR THE CORPORATE SECRETARY.

The Board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors,

Kenneth E. Neikirk
Senior Vice President, General Counsel and Corporate Secretary
Helix Energy Solutions Group, Inc.

66 2021 Proxy Statement HELIX ENERGY SOLUTIONS GROUP, INC.

Helix
ENERGY SOLUTIONS

Corporate Headquarters (USA)

3505 W. Sam Houston Parkway North
Suite 400
Houston, Texas 77043 USA
T (281) 618 0400

helixesg.com

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/hlx Use the Internet to vote your proxy until 12:00 noon (CDT) on May 18, 2021.

PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 12:00 noon (CDT) on May 18, 2021.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.
1.	Election of two “Class II” directors of the Company with terms expiring in 2024:	01. Amerino Gatti 02. Owen Kratz	☐	FOR all “Class II” nominees (except as indicated below)		☐	WITHHOLD AUTHORITY from ALL nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2021.			☐ For	☐	Against	☐	Abstain

3.	Approval, on a non-binding advisory basis, of the 2020 compensation of our named executive officers.			☐ For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS II DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Address Change? Mark box, sign, and indicate changes below: ☐			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

May 19, 2021

8:30 a.m. (CDT)

To register for the virtual meeting, please follow the instructions below:

•

Visit register.proxypush.com/hlx on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Internet Explorer, Edge or Firefox. Please ensure your browser is compatible.

•	As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.

•

After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting, an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.

Helix Energy Solutions Group, Inc. 3505 West Sam Houston Parkway North, Suite 400 Houston, Texas 77043	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 19, 2021.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated April 6, 2021, hereby appoints Kenneth E. Neikirk and Gregory J. Sergesketter as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Helix Energy Solutions Group, Inc. common stock held of record by the undersigned on March 22, 2021 at the 2021 Annual Meeting of Shareholders to be held on May 19, 2021 at 8:30 a.m. (CDT), and any adjournments thereof.

See reverse for voting instructions.